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                                                           EXHIBIT 10.1

                              ASSET PURCHASE AGREEMENT

                                       between

                           GAINOR MEDICAL MANAGEMENT, LLC,
                         GAINOR MEDICAL ACQUISITION COMPANY

                                         and

                              UNIVERSAL SELF CARE, INC.,

                                   its Subsidiaries

                          CLINISHARE DIABETES CENTERS, INC.
                          PHYSICIANS SUPPORT SERVICES, INC.
                                  USC-MICHIGAN, INC.
                                   PCS, INC. - WEST
                               DIABETES SELF CARE, INC.
                                         and
                      USCI HEALTHCARE MANAGEMENT SOLUTIONS, INC.

                          and Certain of its Stockholders,

                                  BRIAN D. BOOKMEIER
                                  EDWARD T. BUCHHOLZ
                                  MATTHEW B. GIETZEN
                                         and
                                    ALAN M. KORBY




                                  November 14, 1997
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                                ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the "Agreement"), dated as of November __, 1997, is by and among UNIVERSAL SELF CARE, INC., a Delaware corporation ("Universal"), each of its wholly owned subsidiaries, CLINISHARE DIABETES CENTERS, INC., a California corporation, PHYSICIANS SUPPORT SERVICES, INC., a California corporation, USC-MICHIGAN, INC., a Michigan corporation, its wholly owned subsidiary, PCS, INC. - WEST, a Michigan corporation, DIABETES SELF CARE, INC., a Virginia corporation, USCI HEALTHCARE MANAGEMENT SOLUTIONS, INC., a Delaware corporation, and certain of the stockholders of Universal, BRIAN D. BOOKMEIER, EDWARD T. BUCHHOLZ, MATTHEW B. GIETZEN, and ALAN M. KORBY (individually, each a "Stockholder" and collectively, the "Stockholders"), on the one hand, and GAINOR MEDICAL MANAGEMENT, LLC ("Gainor Management"), a Georgia limited liability company, and its subsidiary GAINOR MEDICAL ACQUISITION COMPANY, a Georgia corporation ("Gainor Acquisition", and collectively with Gainor Management, "Gainor"), on the other hand. The Selling Companies (as herein defined) desire to sell the Transferred Assets (as herein defined) to Gainor, and Gainor desires to buy the Transferred Assets from the Selling Companies, on the terms and subject to the conditions contained herein. Therefore, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth in this Agreement, the parties do hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

"Accepted Contracts" means the contracts of the Selling Companies listed on Schedule A hereto.

"Accounting Standards" means GAAP and where not inconsistent with GAAP, the prior reasonable accounting practices of the Universal Entities as specified in the Disclosure Memorandum.

 "Affiliates" of a particular Person means other Persons controlled by, controlling, or under common control with, such Person.

"Assigned Contracts" means those contracts of the Purchased Companies listed in Schedule A hereto.

"Beneficiaries" is defined in Section 3.21(a).

"Bill of Sale" means the instrument in the form of Exhibit A attached hereto to be executed and delivered at the Closing pursuant to which certain Transferred Assets will be conveyed to Gainor Acquisition.

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"Charter Documents" means the articles or certificate of incorporation and bylaws of each of the Universal Entities.

"Closing" means the consummation of the purchase and sale of the Transferred Assets under the terms of this Agreement.

"Closing Date" means the date on which the Closing occurs.

"Closing Balance Sheets" is defined in Section 2.6(b).

"Closing Net Asset Value" is defined in Section 2.2(a).

"Contract Assignment Agreement" means the instrument in the form of Exhibit B to be executed and delivered at Closing pursuant to which the Purchased Companies will assign certain contracts to Universal, and the Selling Companies will assign certain contracts to the Purchased Companies.

"Designated Official" means Mark J. Gainor, or any other person designated by Gainor as a "Designated Official".

"Disclosure Memorandum" means the memorandum executed and delivered by the Universal Entities and the Stockholders contemporaneously with the execution and delivery of this Agreement containing information required to be disclosed under this Agreement.

"Employees" means the employees of the Universal Entities.

"Employee Benefit" refers to employment related obligations of the Universal Entities, including all actual or contingent liabilities relating to unemployment, health, injury, death and retirement as well as any and all items of a similar nature.

"Employment Agreement" means the instrument in the form of Exhibit C attached hereto to be executed and delivered at the Closing regarding the employment by Gainor Acquisition of Edward T. Buchholz.

"Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, claim, right of first refusal, lien (including, without limitation any unpaid vendor's lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance on the absolute and unfettered use and ownership of any asset or property.

"Environmental Law" includes any statute, law, code, regulation, order, notice, rule, ordinance, or any requirement, restriction, limitation, condition or obligation contained therein, including any and all plans, orders, decrees, judgments, and notices issued, entered, promulgated, or approved thereunder, purporting to regulate the use, misuse, pollution or preservation of land, air and water resources including but not limited to those purporting to regulate building and planning, industrial buildings, plants or equipment, and health or safety, only as such are directly related to environmental matters.

"Excluded Assets" means assets of the Selling Companies specifically identified as Excluded Assets on Schedule A hereto, including without limitation all of the outstanding shares of stock of each of the Selling Companies.

"Excluded Contracts" means all contracts of all Universal Entities other than the Accepted Contracts.

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"GAAP" means generally accepted accounting principles consistently applied.

"Gainor Agreements" shall mean, collectively, this Agreement, the Gainor Assumption Agreement, the Employment Agreement and the Note.

"Gainor Assumed Liabilities" means the liabilities of the Selling Companies specifically identified on Schedule A hereto as Gainor Assumed Liabilities and all liabilities incurred in connection with the operation of Universal's Business by Gainor after the Closing.

"Gainor Assumption Agreement" means the instrument in the form of Exhibit D attached hereto to be executed and delivered at the Closing pursuant to which Gainor Acquisition will assume the Gainor Assumed Liabilities.

"Gainor's Business" means the business conducted by Gainor and its Affiliates of the design, assembly and distribution of micro-sampling products and the marketing, sale and distribution of diabetic supplies.

"Gainor Financial Statements" means the audited consolidated balance sheets of Gainor Management as of December 31, 1996 and the related audited consolidated statements of income, cash flows and shareholder's equity for the year then ended and the unaudited consolidated balance sheets of Gainor Management as of September 30, 1997 and the related unaudited consolidated statements of income and cash flows for the nine months then ended.

"Hazardous Material" means any hazardous substance or any pollutant or contaminant defined or included as such in (or for the purposes of) any Environmental Law.

"Interim Financial Statements" means the unaudited consolidated and consolidating balance sheet of the Universal Entities as of September 30, 1997, and the related unaudited consolidated and consolidating statements of income, cash flow and shareholder's equity for the three-month period then ended, prepared by management of Universal or anyone under the direction of the management of Universal.

"Knowledge of Universal" or "Universal's Knowledge" (or words of similar import) refers, with respect to each Universal Entity, to all those things known after reasonable inquiry by the directors and officers of such Universal Entity about the thing or things in question.

"Knowledge of Stockholders" or "Stockholders' Knowledge" (or words of similar import) refers to all those things known after reasonable inquiry by the Stockholders.

"Material Adverse Effect" means a material adverse effect (i) on the business, assets, financial condition or prospects of either the Selling Companies taken as a consolidated whole, or either of the Purchased Companies, (ii) on the relationship of any Universal Entity with any material customer or supplier,
(iii) on any material Universal Contract, or (iv) on the transactions contemplated herein.

"Note" is defined in Section_2.3(b).

"Permitted Encumbrance" means an Encumbrance identified as a "Permitted Encumbrance" in the Disclosure Memorandum.

"Person" means a corporation, partnership, trust, limited liability company, other business entity or an individual.

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"Plans" is defined in Section 3.21(a).

"Post Closing Revenue" is defined in Section 2.7(a).

"Preliminary Balance Sheets" is defined in Section 2.3(a).

"Proxy Statement" means the proxy statement to be used by Universal in connection with the meeting at which the stockholders of Universal will be asked to approve the transactions set forth herein.

"Purchased Companies" means USCI Healthcare Management Solutions, Inc. and Diabetes Self Care, Inc.

"Purchased Shares" means all of the issued and outstanding equity interests of each of the Purchased Companies.

"Rule" means any law, statute, rule, regulation, order, court decision, judgment or decree of any federal, state, territorial, provincial or municipal authority.

"Section 338(h)(10) election" means an election described in Section_338(h)(10) of the Code with respect to Universal's sale of the Purchased Shares to Gainor Acquisition pursuant to this Agreement. Section_338(h)(10) Election shall also include any substantially similar election under a state or local statute corresponding to Federal laws.

"Section 338 forms" means all returns, documents, statements, and other forms that are required to be submitted to any Federal, state, county or other local taxing authority in connection with a Section 338(g) Election or a
Section 338(h)(10) Election. Section 338 forms shall include, without limitation, any "statement of Section 338 election" and United States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.3381 or Treas. Reg. Section 1.338(h)(10)1.

"Selling Companies" means collectively Universal and all of the Subsidiaries other than the Purchased Companies.

"Stock Powers" means the stock transfer powers executed by Universal in blank pursuant to which the Purchased Shares will be transferred to Gainor Acquisition.

"Subsidiary" means any corporation, limited liability company, partnership, joint venture or other legal entity, 50% or more of the capital stock or equity of which is owned by Universal or any other Subsidiary of Universal, and shall expressly include, without limitation, each of Clinishare Diabetes Centers, Inc., a California corporation, Physicians Support Services, Inc., a California corporation, USC-Michigan, Inc., a Michigan corporation, PCS, Inc. - West, a Michigan corporation, Diabetes Self Care, Inc., a Virginia corporation, and USCI Healthcare Management Solutions, Inc., a Delaware corporation.

"Tax" or "Taxes" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including but not limited to (a) all taxes levied, imposed or assessed under the Internal Revenue Code of 1986, as amended, or any rule, in the U.S. or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any

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additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return.

"Trademark Assignments" means the instruments substantially in the form of Exhibit E hereto to be executed and delivered at Closing pursuant to which all trademarks included in the Transferred Assets will be assigned by Universal to Gainor.

"Transferred Accounts" means those bank accounts listed on Schedule A.

"Transferred Assets" means all right, title and interest of the Selling Companies in, to and under all of their respective properties and assets (tangible or intangible, real or personal, fixed or contingent, owned directly or indirectly, including but not limited to all trademarks, the goodwill associated therewith and the right to sue for past infringements thereof), including but not limited to the Purchased Shares, and excluding the Excluded Assets.

"Transferring Employee" means each Employee to whom Gainor makes an offer of employment and who accepts such offer.

"Universal Agreements" means, collectively, this Agreement, the Bill of Sale, the Trademark Assignment, and the Universal Assumption Agreement.

"Universal Assumed Liabilities" means all the liabilities of the Purchased Companies other than (a) liabilities retained by the Purchased Companies on and after the Closing consisting of performance obligations under all contracts of the Purchased Companies other than the Assigned Contracts, and those liabilities of the Purchased Companies shown on the Closing Balance Sheets, and (b) all liabilities that arise in connection with the operation of Universal's Business by Gainor that arise after the Closing and are attributable to acts or omissions occurring after the Closing.

"Universal Assumption Agreement" means the instrument in the form of Exhibit F attached hereto to be executed and delivered at the Closing pursuant to which Universal will assume the Universal Assumed Liabilities.

"Universal Financial Statements" means the audited consolidated and unaudited consolidating balance sheets of the Universal Entities as of June 30, 1996 and 1997, and the related audited consolidated and unaudited consolidating statements of income, cash flows and shareholder's equity for the three years ended June 30, 1995, 1996 and 1997, together with all footnotes, annexes and schedules thereto, accompanied by the audit reports of Feldman Radin & Co., P.C., together with the Interim Financial Statements, and all notes thereto, all of which balance sheets, statements of income and cash flow, reports and notes have been attached to and incorporated into the Disclosure Memorandum.

"Universal Representative" means Brian D. Bookmeier, a Stockholder acting as the representative of each of the Stockholders for purposes of this Agreement.

"Universal Contracts" means all contracts, leases, agreements, indentures, licenses, mortgages, commitments or binding arrangements or relationships pursuant to which any Universal Entity is either a party or a third party beneficiary.

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

"Universal Entity" means Universal and each Subsidiary; and "Universal Entities" means, collectively, Universal and all Subsidiaries.

"Universal Permits" is defined in Section 3.18.

"Universal Premises" means the real estate (including fixtures, buildings and other improvements thereon) at the addresses listed in the Disclosure Memorandum owned or leased by a Universal Entity, as indicated therein.

"Universal Properties" is defined in Section 3.12(e).

"Universal's Business" means the business currently conducted by all of the Purchased Companies, and any remaining business currently conducted by the Selling Companies, namely the marketing, sale and retail distribution of diabetic supplies, and the services related thereto, and disease management programs and services.

"Warranty" means any representation of warranty of the Universal Entities and Stockholders in this Agreement and in each certificate or other document delivered by them or on their behalf in connection with this Agreement.

                                       ARTICLE 2
                                TERMS OF TRANSACTION

2.1 Purchase and Sale of Transferred Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing Gainor Acquisition shall purchase the Transferred Assets from Selling Companies and Selling Companies shall sell, transfer and assign the Transferred Assets to Gainor Acquisition.

2.2 Consideration. In consideration of the sale, transfer and assignment to Gainor Acquisition of the Transferred Assets and Universal's assumption of the Universal Assumed Liabilities, Gainor Acquisition shall:

         (a)   pay the Selling Companies the sum of

               (i)    $17 million; plus

               (ii) an amount equal to 75% of the Post Closing Revenue (as defined in Section 2.5(b)) or $20 million, whichever is less, plus

               (iii) the sum (whether positive or negative) of (1) the cash shown on the Closing Balance Sheets, (2) the lesser of the book value or the net realizable value at Closing of all inventory shown on the Closing Balance Sheets, and (3) the agreed value at Closing (as determined in accordance with Section 2.6(a) below) of all other tangible assets shown on the Closing Balance Sheets (excluding accounts receivable, prepaid expenses, deposits and other like kind assets, intercompany receivables, loan receivables, and Excluded Assets), less (4) the book value at Closing of the Gainor Assumed Liabilities required to be listed in a balance sheet, prepared in accordance with GAAP, less (5) all liabilities of the Purchased Companies shown on the Closing Balance Sheets, and less (6) the amount of the pledge by the Universal Entities to the American Diabetes Association (the aggregate of (1)-(6) being referred to herein as the "Closing Net Asset Value"); and

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

         (b)   assume the Gainor Assumed Liabilities.

2.3 Payment. The Purchase Price (which is subject to a post-closing adjustment as set forth in Section 2.5 below) shall be paid as follows:

         (a) At the Closing, Gainor Acquisition shall make a cash payment by wire transfer of immediately available funds to the bank account of Universal's choice equal to $17 million plus the Closing Net Asset Value.
For the purpose of the Closing, the Closing Net Asset Value shall be estimated based upon a preliminary unaudited consolidated closing balance sheet for the Selling Companies and separate unaudited closing balance sheets for each of the Purchased Companies, each as of the Closing Date, which shall be prepared by or on behalf of Universal in accordance with the Accounting Standards and delivered to Gainor at the Closing. Such preliminary balance sheets shall show detail sufficient to allow a preliminary determination of the Closing Net Asset Value (the "Preliminary Balance Sheets").

         (b) At the Closing, Gainor Management shall deliver to Universal a subordinated promissory note substantially in the form of Exhibit G hereto (the "Note") in the principal amount of $20 Million, having a term of at least 5 years and 1 day, but no more than 6 years, with interest payable quarterly at the rate of 7% per annum through December 31, 1998, and 8% per annum thereafter, and all principal due and payable on the maturity date. Upon determination of the Post Closing Revenue under Section 2.5(b), the principal amount of the Note shall be reduced to the lessor of (i) $20 million or (ii) 75% of the Post Closing Revenue. Gainor shall have the right to offset against any amount of principal or interest due under the Note any amount to which Gainor is entitled under any claim for indemnification made by Gainor against Universal hereunder, as determined in accordance with
Section 6.9 hereof. The Note shall be convertible into equity securities of Gainor to the extent set forth therein.

1.1      The Closing.

         (c) The Closing shall take place, subject to the satisfaction or waiver of the conditions set forth herein in the offices of Nelson Mullins Riley_& Scarborough, L.L.P., Atlanta, Georgia or in such other place as the parties may agree upon in writing, on a date to be mutually agreed upon by the parties provided, however, that the Closing shall take place not later than ten (10) business days following stockholder approval and ratification of this Agreement and the transactions contemplated hereby at the Universal Stockholders Meeting described in Section 6.16 hereof.

         (d) At the Closing, Universal shall execute and deliver to Gainor, in substantially the forms attached hereto or otherwise in a form reasonably acceptable to Gainor:

               (i) certificates representing all of the Purchased Shares along with the Stock Powers;

               (i)    the Preliminary Balance Sheets;

               (ii)   the Bill of Sale;

               (iii)  the Contract Assignment Agreement;

               (iv)   the Universal Assumption Agreement;

               (v)    the Trademark Assignments;

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               (vi)   all business and financial files and records of each
         Selling Company (including but not limited to all customer lists, payment records, financial statements and all other information, files and records) which are required to operate Universal's Business after the Closing as it was run by the Universal Entities prior to the closing;

               (ii) signature cards for bank accounts of each of the Transferred Accounts;

               (i)    releases of all Encumbrances on all Transferred Assets;

               (iii) the resignations of all of the directors and officers of the Purchased Companies, effective as of the Closing Date;

               (iv)   the Purchased Companies' original corporate minute books;

               (vii)  all other corporate records of the Purchased Companies;
         and

               (viii) legal opinions of counsel to each of the Universal Entities concerning, among other things, the organization and authority of the Universal Entities, the Purchased Companies' authorized and outstanding capital stock, the due authorization, execution and delivery of this Agreement and each other agreement and instrument to be delivered by the Stockholders and the Universal Entities hereunder, the transfer of the Purchased Shares, the transfer of the Transferred Assets, the Assumption of the Universal Assumed Liabilities, and other reasonable and customary matters.

         (e) At the Closing, in addition to payment of the Purchase Price as set forth in Section 2.3, Gainor shall execute and deliver to Universal, in substantially the forms attached hereto or otherwise in a form reasonably acceptable to Universal:

               (i)    the Gainor Assumption Agreement;

               (ix)   the Contract Assignment Agreement;

               (ii)   the Note; and

               (iii) legal opinions of counsel to each of Gainor Acquisition and Gainor Management covering, among other things, the organization and authority of each of Gainor Acquisition and Gainor Management, the due authorization, execution, delivery, and enforceability of this Agreement and each other agreement and instrument to be delivered by Gainor hereunder, the Assumption of the Gainor Assumed Liabilities, and other reasonable and customary matters.

         (f) At the Closing, Gainor Acquisition and Edward T. Buchholz shall execute and deliver the Employment Agreement.

         (g) At the Closing, the Purchased Companies shall execute and deliver the Contract Assignment Agreement.

1.2      Post-Closing Adjustment in Purchase Price.

         (a) Within five business days after the final determination of the Closing Net Asset Value under Section 2.6(b) below, if the final Closing Net Value Asset shown in the Closing Balance Sheets is lower than the preliminary Closing Net Asset Value shown in the Preliminary

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Balance Sheets, the principal amount of the Note shall be reduced (following the procedure given in Section 2.7) by the amount of such difference, and if the final Closing Net Asset Value shown in the Closing Balance Sheets is greater than the preliminary Closing Net Asset Value shown in the Preliminary Balance Sheets, the principal amount of the Note shall be increased (following the procedure given in Section 2.7) by an amount equal to such difference.

         (b) Upon determination of the Post Closing Revenue (as defined below), the principal amount of the Note shall be adjusted to equal the lesser of (i) $20 million or (ii) 75% of the Post Closing Revenue following the procedure set forth in Section 2.7. "Post Closing Revenue" shall mean the gross revenues of the Purchased Companies for calendar year 1998, less sales taxes, allowable adjustments and other sales adjustments, all determined in accordance with GAAP. In the event that the Purchased Companies are consolidated with other of Gainor's businesses or companies, then the Post Closing Revenue shall exclude revenue from then existing customers of such other businesses and companies, but the revenue of customers of both the Purchased Companies and the consolidated businesses or companies shall be included in Post Closing Revenue. By February 1, 1999, Gainor shall deliver to Universal a statement showing the Post Closing Revenue. Universal shall review such statement and shall, within 10 days of receipt of such statement, notify Gainor in writing of any objections thereto. If Universal fails to give such notice by such time, Universal shall be deemed to have agreed with the statement as delivered. If Universal gives such notice by such time, Gainor and Universal shall then have 10 business days after such notice to agree on the Post Closing Revenue. If Gainor and Universal are not able to agree by such time, such statement will be submitted to Ernst & Young, LLP, Atlanta, Georgia (or any successor accounting firm), who shall have responsibility for determining the correct Post Closing Revenue, under GAAP, within 30 days following such submission. Ernst & Young, LLP's (or any such successor accounting firm's) determination shall be final and binding on Gainor and Universal. The costs of any such determination shall be shared equally by Gainor and Universal.

         (c) Twelve months following the Closing, the principal amount of the Note shall be reduced (following the procedure set forth in Section 2.7) in the event and to the extent that the amount by which collections of the trade accounts receivable shown on the Closing Balance Sheet shall be less than $5 million during that 12 month period.

1.3      Determination of Value of Tangible Assets and Closing Net Asset Value

         (h) Not later than 20 business days prior to the Closing, Gainor and Universal shall agree upon the value of all of the tangible assets of the Universal Entities to be included on the Closing Balance Sheets (excluding the Excluded Assets). If Gainor and Universal are unable to agree by such time, then the parties shall cause an appraisal to be made of such tangible assets by an independent third party appraiser acceptable to both parties. The value so determined shall be reflected on the Preliminary and Final Closing Balance Sheets. The cost of such appraisal shall be shared equally by Gainor and Universal.

         (i) Not later than 20 business days after the Closing, Universal shall prepare or cause to be prepared audited balance sheets as of the Closing Date, in accordance with the Accounting Standards and consistent with prior years' reasonable accounting practices, on a consolidated basis

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for the Selling Companies and separate balance sheets for each of the
Purchased Companies, in detail sufficient to allow the determination of the Closing Net Asset Value (the "Closing Balance Sheets"). All intercompany receivables and payables shall be satisfied and "zeroed out" on the Closing Balance Sheets. Upon completion of the Closing Balance Sheets, Universal shall deliver a copy of the Closing Balance Sheets to Gainor, who shall review the Closing Balance Sheets and notify Universal in writing of any objections thereto within 45 days after receiving them. If Gainor fails to give such notice by such time, Gainor shall be deemed to have agreed with the Closing Balance Sheets as delivered. If Gainor gives such notice by such time, Gainor and Universal shall then have 10 business days after such notice to agree on the Closing Net Asset Value. If Gainor and Universal are not able to agree by such time, the Closing Balance Sheets will be submitted to Ernst & Young, LLP in Atlanta, Georgia (or any successor accounting firm), who shall have responsibility for determining the correct Closing Net Asset Value, under the Accounting Standards and consistent with prior years' reasonable accounting policies, within 30 days following such submission. Ernst & Young, LLP's (or any such successor accounting firm's) determination shall be final and binding on Gainor and Universal. The costs of any such determination shall be shared equally by Gainor and Universal.

2.4 Note Adjustment. If any adjustment is required to be made to the Note hereunder, the principal amount of the Note shall be reduced or increased, as the case may be, by (a) the amount of such adjustment, plus (b) the total of all interest paid on the amount of the adjustment through the date of such adjustment, or the total of all interest that would have been paid on the amount of the adjustment from the Closing Date through the date of such adjustment, as the case may be. Upon any reduction of or increase in the Note, Universal shall promptly annotate the Note to reflect such reduction or increase and deliver to Gainor a copy of the Note so annotated. Adjustments may be made separately or with other adjustments, and all adjustments shall be cumulative.

                                      ARTICLE 3A
                            REPRESENTATIONS AND WARRANTIES
                                OF UNIVERSAL ENTITIES

To induce Gainor to execute, deliver and perform this Agreement, and in acknowledgment of Gainor's reliance on the following Warranties, each of the Universal Entities hereby jointly and severally represents and warrants to Gainor as follows as of the date hereof and as of the Closing.

3.1      Organization of Universal Entities.

         (a) Each Universal Entity is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. Except as set forth in the Disclosure Memorandum, or where the failure to properly and timely file would have a Material Adverse Effect, all documents required to be filed with any government entity with respect to each Universal Entity have been properly and timely filed.

         (b) Except as disclosed in the Disclosure Memorandum, no Universal Entity has been, is currently being, or a result of the consummation of the transactions contemplated herein will be

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(i) subject to any bankruptcy or insolvency related procedure in respect of part or all of its assets, or (ii) involuntarily liquidated. Except as specified in the Disclosure Memorandum, no Rule and no provision of any Charter Document, or any agreement of any Universal Entity would require any Universal Entity to be wound up or dissolved after the Closing Date whether as a result of capital impairment of the Universal Entity or otherwise.

         (c) The Disclosure Memorandum sets forth (i) the name, address and jurisdiction of organization of each Universal Entity, (ii) every entity in which any Universal Entity owns any of the outstanding equity, directly or indirectly, (iii) the equity interest in such entity that is owned by such Universal Entity, and (iv) each such entity's respective jurisdiction of organization.

         (d) The Disclosure Memorandum includes a true, complete and correct copy of all of the Charter Documents for each of the Purchased Companies and Universal has delivered to Gainor a true, complete and correct copy of each of the Charter Documents and all minutes of shareholders' and directors' meetings or written consents in lieu of such meetings for the Purchased Companies, all as in effect on the date hereof. The minutes of directors' and stockholders' meetings of each Universal Entity that have previously been delivered to Gainor are the complete, true, valid and correct records of directors' and stockholders' meetings through and including the date hereof and, reflect all transactions and other matters required to be reflected in such records, as well as such other matters customarily contained in records of such type.

         (e) The current officers and directors of each Universal Entity are listed in the Disclosure Memorandum.

         (f) Except as set forth in the Disclosure Memorandum, since June 30, 1997, the Selling Companies (other than Universal) have not been engaged in the Universal Business or any other corporate activity.

3.2 Power and Authority of Universal Entities. Other than the approval of Universal's stockholders (which is a condition to Universal's and Gainor's obligations hereunder) and other than as set forth in the Disclosure Memorandum or except where the failure to obtain a consent, approval, authorization or estoppel would not have a Material Adverse Effect, each Universal Entity has obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to execute and perform under this Agreement and to authorize and permit the Universal Entities to transfer, or cause to be transferred, to Gainor all of the Transferred Assets. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of each Universal Entity required to take such action and except as set forth in the Disclosure Memorandum will not without the giving of notice or the lapse of time, or both (i) violate or conflict with any of the provisions of any Charter Document; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which any Universal Entity is a party or by which any Universal Entity or any of its properties may be bound; (iii) violate any Rule the result of which would have a Material Adverse Effect; or (iv) result in the creation or imposition of any material Encumbrance upon any asset of any Universal Entity. This Agreement has been duly and validly executed by each Universal

Entity and constitutes each such parties legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditor's rights generally or by general principals of equity.

1.4 Ownership of the Shares. Universal owns, of record and beneficially, good, valid and marketable title to the Purchased Shares, the Purchased Shares are validly issued and are free and clear of any Encumbrances, with no defects of title whatsoever, and Universal has full and exclusive power, right and authority to vote and transfer the Purchased Shares. Except as disclosed in the Disclosure Memorandum, other than the Purchased Shares, Universal owns no capital shares of any Purchased Company and has no right to acquire any such shares. Except as disclosed in the Disclosure Memorandum, no Person (other than Universal) owns any capital shares of any Purchased Company, no Person has any right to acquire any such shares and there are no Encumbrances on any such shares. Upon consummation of the Closing, Gainor Acquisition shall obtain good, valid and marketable title to the Purchased Shares, free and clear of all Encumbrances, with no defects of title whatsoever, and shall have full and exclusive power, right and authority to vote the Purchased Shares. Universal is not a party to or bound by any agreement affecting or relating to its right or obligation to transfer or vote the Purchased Shares.

3.3      Issued Shares.

         (a) The number of issued and outstanding shares or other equity interests of each Universal Entity are set forth in the Disclosure Memorandum. The number of shares of Universal owned by each Stockholder is set forth in the Disclosure Memorandum. Universal owns all outstanding shares of each of the Subsidiaries, with the exception of PCS, Inc.-West, which is a wholly-owned subsidiary of USC-Michigan, Inc. All of such shares and interests are validly issued. All issuances, transfers or purchases of all such shares and interests have been in compliance with all applicable agreements and all applicable Rules, and all Taxes thereon have been paid. There are no shares or other capital interests held in the treasury of any Universal Entity. Universal has full power, right and authority to vote all of the shares and other interests of each Subsidiary, with the exception of PCS, Inc.-West. USC-Michigan, Inc. has the full power, right and authority to vote all of the shares and other interests of PCS, Inc.-West. All of the shares of each Universal Entity are validly issued and are free and clear of any Encumbrances, with no defects of title whatsoever.

         (b) Except as set forth in the Disclosure Memorandum, no increase in the capital of any Purchased Company has been agreed, resolved or promised, nor is in the process of being effected, and none will be through Closing. No instrument or security whatsoever which may, whether by exchange, subscription, conversion or in any other manner, give right to share capital or voting rights as to any Purchased Company has been issued, resolved or promised.

1.5 Absence of Other Claims. Except as set forth in the Disclosure Memorandum, there is not outstanding, nor is any Purchased Company bound by, any subscriptions, options, preemptive rights, warrants, agreements or rights of any character requiring such Purchased Company to issue or transfer any of its shares or other equity interests, or any of the Purchased Shares, including any right of conversion or exchange under any outstanding security or other instrument. There are no outstanding obligations of any Purchased Company to repurchase, redeem or otherwise acquire any of its outstanding shares or other equity interests.

1.6 Compliance with Law. No Universal Entity has violated any order of any court, governmental authority, arbitration board or tribunal to which it is or was subject, nor is any Universal Entity in violation of any Rule the violation of which would have a Material Adverse Effect. Except as set forth in the Disclosure Memorandum, (i) since June 30, 1992 no Universal Entity has been the subject of an audit, investigation, or other enforcement action by Medicare, any Medicaid agency of any state, MediCal, any intermediary or agent of any state or local governmental entity, or other healthcare regulatory bodies, and (ii) since June 30, 1994, no fines, assessments, penalties or other amounts have been paid by any Universal Entity to or withheld by Medicare, any Medicaid agency of any state, MediCal, any intermediary or agent of any state or local governmental entity or other healthcare regulatory bodies because of a violation of a Rule promulgated by any such body.

1.7 Financial Matters. The Universal Financial Statements, as provided to Gainor, including the footnotes thereto are complete, have been prepared in accordance with the Accounting Standards, consistently applied, and fairly present the financial position of the Universal Entities as of the dates thereof and the results of their operations for the respective periods thereof. The Universal Financial Statements contain all disclosures required under the Accounting Standards as of the dates of, and for the periods covered by, the Universal Financial Statements. Since June 30, 1992, the books and records of each Universal Entity have been maintained in accordance with the Accounting Standards.

1.8 Indebtedness. The Disclosure Memorandum sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of each Universal Entity, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, and all conditional sales contracts, pledges and other security arrangements with respect to personal property used or owned by such Universal Entity. Except as expressly set forth in the Disclosure Memorandum, no Universal Entity is in material default with respect to any indebtedness aggregating $30,000 or more or, to the knowledge of Universal, any other indebtedness.

1.9 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against on the Interim Balance Sheets or as shown in the Disclosure Memorandum, no Universal Entity has any liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise, in excess of $20,000.

3.4      Tax Matters.

         (c) Tax Reserves. The amount of the Universal Entities' liabilities for unpaid Taxes for all periods ending on or before the date of this Agreement do not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes with respect to each Universal Entity, as such accruals are reflected in the Interim Balance Sheets; and the amount of any Universal Entity's liability for unpaid Taxes for all periods ending on or before the Closing does not, in the aggregate, exceed the amount of the current liability accruals for Taxes as shown on the Interim Balance Sheet for each respective Universal Entity.

         (d) Tax and Employee Benefit Returns. Except as set forth in the Disclosure Memorandum, any and all the Universal Entities have correctly and timely (i) filed all Tax and Employee Benefit returns required to be filed in the manner required by Tax and Employee Benefit authorities, (ii) responded to information requested by said authorities and (iii) made all Tax and Employee Benefit payments at due dates, including but not limited to federal and state payroll taxes. All such payments that are due and unpaid, as well as all penalties and interest on delinquencies, have been accrued as liabilities of the Universal Entities.

         (e) Other Matters. The Purchased Companies are not a party to any tax sharing agreement with any other Person. Except as set forth in the Disclosure Memorandum: (i) no Universal Entity is subject to income tax in countries other than the U.S.; (ii) none of the Universal Entities has entered into any transaction which could be disregarded or recharacterized for Tax or Employee Benefit purposes on the grounds that it aimed at the avoidance of Tax or Employee Benefit obligations; and (iii) none of the Universal Entities is the subject matter of any inquiry, investigation or audit relating to Tax or Employee Benefit matters and have not been informed of any proposed audit.

         (f) Tax and Employee Benefit Audits. The Disclosure Memorandum sets forth the conclusions of any Tax or Employee Benefit audit or reassessment made during the period not yet completely time barred by applicable statutes of limitation.

         (g) Returns Furnished. The Universal Entities have furnished Gainor with true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of each Universal Entity relating to Taxes, and (ii) all tax returns for each Universal Entity for all periods since July 1, 1994.

Litigation. Except as set forth in the Disclosure Memorandum, there is no action, suit, investigation or proceeding pending or, to Universal's Knowledge, threatened against or affecting a Universal Entity, Universal's Business or the assets of a Universal Entity before any court or by or before any governmental body or arbitration board or tribunal, nor is there any internal investigation at any Universal Entity as to any circumstances that would adversely affect Universal's Business or the Transferred Assets, nor is there a basis for any such action, suit, investigation or

3.6 proceeding. No action, suit, investigation or proceeding listed on the Disclosure Memorandum will have a Material Adverse Effect on Universal's Business prior to or following the Closing.

3.7      Assets.

         (a) Description. The Disclosure Memorandum sets forth a description, the location, the historical cost and the net book value of all personal property and leasehold improvements included in the Transferred Assets and in the assets of the Purchased Companies with a net book value in excess of $500.00.

         (a) Title. Each Universal Entity has good, valid and marketable title to all of its assets, free and clear of any and all Encumbrances other than the Permitted Encumbrances. The

Universal Entities own all the real and personal property reflected on the Interim Financial Statements. Upon the Closing, Gainor shall have good, valid and marketable title to all of the Transferred Assets free and clear of any and all Encumbrances, other than the Permitted Encumbrances.

         (b) Possession. Except as set forth in the Disclosure Memorandum, each material tangible asset of the Universal Entities and materially all of the tangible assets of each Universal Entity in the aggregate are on Universal Premises, in their possession and control and no one else has any right, title or interest in any property or asset of the Universal Entities or used in Universal's Business.

         (c) All Assets. The assets of the Universal Entities reflected on the Interim Financial Statements are all the assets used to conduct Universal's Business as of the date of the Interim Financial Statements, and other than those transferred or consumed in the ordinary course of business, all such assets are in the possession of the Universal Entities.

         (d) Condition. The assets of the Universal Entities that constitute tangible personal property (collectively, the "Universal Properties") are in good condition and repair, in satisfactory working order (ordinary wear and tear excepted), have been maintained in accordance with reasonable procedures and are suitable for their respective intended uses in connection with the operation of Universal's Business. The properties leased or used by each Universal Entity do not have any known material defects.

         (e) Compliance. Universal Properties and the existing and prior uses thereof by the Universal Entitles are in substantial compliance in all respects with all applicable Rules. The Universal Entities have delivered to Gainor all material reports and documents generated by the Universal Entities or any third party at the direction of the Universal Entities about the condition of Universal Properties or about such compliance.

         (f) Inventory. Except as set forth in the Disclosure Memorandum, all of the Universal Entities' inventory included in the Interim Financial Statements is of a quality usable and saleable in the ordinary and usual course of Universal's Business, and the quantities of each type of inventory are not excessive, but are reasonable, adequate and appropriate in the Universal Entities' present circumstances. All of such inventory is valued for the purposes of the Interim Financial Statements at the lower of cost or net realizable market value.

         (g) Accounts Receivable. Each Universal Entity has provided Gainor with a current, complete and accurate aging report of its accounts receivable, a copy of the most recent of which is included in the Disclosure Memorandum.

         (i)   [intentionally omitted]

         (j) Interests in Other Persons. Other than the shares of the Subsidiaries owned by Universal and USC-Michigan, Inc. set forth in the Disclosure Memorandum, no Universal Entity owns, either legally or beneficially, directly or indirectly any participating interest in any partnership, limited liability company, trust, joint venture, association or other non-corporate business enterprise.

         (k) Bank Accounts. The Disclosure Memorandum contains a list of all the checking, depository or other bank accounts and any safe deposit boxes of or relating to the assets, operations or business of the Universal Entities, together with the authorized signers.

3.8      Suppliers and Customers.

         (a) The Disclosure Memorandum contains a list of: each supplier of goods or services to each Universal Entity to whom such Universal Entity paid in the aggregate more than $25,000 during the 12-month period ended September 30, 1997, together with the amount paid during such period; and each customer or third-party payor of each Universal Entity to whom such Universal Entity billed in the aggregate more than $50,000 during the 12-month period ended September 30, 1997, together with the amount billed during this period. Except as set forth in the Disclosure Memorandum, there has been no change in the reimbursement rates for any such third-party payor during such 12-month period in excess of 2%, nor does any Universal Entity have any knowledge of any such proposed change.

        (b) The Universal Entities have agreements with the managed care providers listed in the Disclosure Memorandum (identified by provider and the applicable Universal Entity) covering approximately 8,300 patients (the "Managed Care Customers"); true, correct, and complete copies of such agreements are contained in the Disclosure Memorandum, and except as set forth in the Disclosure Memorandum, all such agreements will remain in full force and effect after the Closing; except as set forth in the Disclosure Memorandum, no such agreement requires assignment, and no such agreement may be terminated due to the transfer of the Purchased Shares to Gainor Acquisition; and to Universal's Knowledge, each such provider will do business with Gainor following the Closing substantially to the same extent they did business with Universal prior to Closing.

         (c) At least 50,691 customers have ordered from the Universal Entities within the last 365 days; at least 35,507 customers have ordered from the Universal Entities within the last 120 days; and the Universal Entities have made monthly shipments of at least 18,291 packages in each of the three full calendar months prior to date of this Agreement. The Disclosure Memorandum sets forth, for each month between December 31, 1996 and

September 30, 1997, the number of patient referrals, the number of packages shipped and the net revenue of each Universal Entity.

         (d) Except as set forth in the Disclosure Memorandum, there are no material disputes between any Universal Entity (or to Universal's Knowledge, any of the Universal Entities' employees or representatives) and any of the Universal Entities' significant suppliers, customers or others doing business with any Universal Entity. Except as set forth in the Disclosure Memorandum, neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will have any material adverse effect on the business relationship of any Universal Entity with any significant supplier or customer.

3.9 Trade Secret and Employment Claims. Except as set forth in the Disclosure Memorandum, Universal has not received notice that any third party has claimed that any Universal Entity, any Stockholder, or any director, officer, manager, employee or agent of any Universal Entity, in respect of activities on behalf of any Universal Entity or in respect of the operations of Universal's Business to date, has (i) violated any of the terms or conditions of any employment contract with a third party, (ii) infringed any patent, trademark or copyright of a third party, (iii) disclosed or used any trade secrets or proprietary information or documentation of such third party, or (iv) interfered in the employment relationship between a third party and any of his or its employees; nor does any Universal Entity have any reason to believe that any such violation, disclosure, use or interference has occurred.

3.10     Intellectual Property.

         (a) The Disclosure Memorandum (i) lists all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, all material patent, trademark and service mark licenses, all material copyrights, all material computer software, other than retail shrinkwrap software, and all databases and other intellectual property, that are owned by or registered in the name of the Universal Entities or to which the Universal Entities have any rights as licensee or otherwise, which list specifies which items are owned and to which items the Universal Entities have rights as a licensee or otherwise; and (ii) lists all material contracts, agreements or understandings pursuant to which the Universal Entities have authorized any person to use, or which any person otherwise has the right to use, in any business or commercial activity, any of the items listed in clause (i) above.

         (b) The items listed or described in the Disclosure Memorandum pursuant to the preceding subsection (a) constitute or represent all of the material intellectual property used to conduct Universal's Business, and the Universal Entities' ownership and use rights with respect thereto are free and clear of Encumbrances, other than Permitted Encumbrances.

         (c) All federal trademark or service mark registrations, and all applications to register any trademarks or service marks with any trademark register maintained by the United States Patent and Trademark Office or any similar authority of any state or foreign country, filed or in the name of any Universal Entity, are based on truthful affidavits or declarations of use.

         (d) Except as set forth in the Disclosure Memorandum, no Universal Entity has infringed upon any patent, service mark, trade name, trademark, copyright, trade secret or other intellectual property belonging to any other Person; and no Universal Entity has agreed to indemnify any Person for or against any infringement of or by the intellectual property set forth in the Disclosure Memorandum. To the knowledge of Universal, no person is infringing upon any of the Universal Entities' patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations, licenses, copyrights, computer software or other intellectual property which infringement would have a Material Adverse Effect.

         (e) The Universal Entities own or license all computer software and databases that are necessary to conduct Universal's Business as presently conducted by the Universal Entities and all material documentation relating to all such computer software and databases. The computer software performs in all material respects in accordance with the documentation related thereto or used in connection therewith and is free of material defects in programming and operation.

3.11     Contracts.

         (a) The Disclosure Memorandum includes a list of all Universal Contracts with a value, expected payments or expected benefits in excess of $25,000, identified by Universal Entity, and all other Universal Contracts that are material to Universal's Business, true, correct and complete copies of which are contained in the Disclosure Memorandum, including without limitation the following:

               (i) all agreements and participation agreements between a Universal Entity and any provider or pharmacy which serves Medicare or Medicaid patients;

               (ii) all managed care contracts or approvals in a managed care plan or third-party program;

               (iii)  all third-party payor contracts;

               (iv) all bank accounts associated with Universal's participation in each Medicare/Medicaid or other third party payor program; and

               (v) all agreements with Medicare, MediCal, and any state Medicaid or any fiscal intermediary for Medicare, MediCal, or any Medicaid agency.

               (vi) all agreements with billing agencies and financial or fiscal intermediaries; and

               (vii) all contracts or other documents regarding arrangements with referral sources and marketing agents.

         (b) True and correct copies of each of the following documents received by any Universal Entity since January 1, 1995 have been delivered to Gainor, and each such document which could reasonably be expected to have a Material Adverse Effect has been listed on the Disclosure Memorandum:

               (i) all notices or other correspondence with any third party payor terminating a contract or relationship and the reason for such termination or alleging any breach of any such contract;

               (ii) all notices or other correspondence with any managed care plan terminating a contract or relationship and the reason for such termination or alleging any breach of any such contract;

               (iii) all notices, if any, to terminate a provider or participation agreement with any Universal Entity or alleging a breach of any such agreement; and

               (iv)   all discount pricing policies.

         (c)   Except as set forth in the Disclosure Memorandum:

               (i) Each contract required to be listed in Section 3.16(a) is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable against the other party or parties to such contracts in accordance with its terms; no such contract has been canceled or otherwise terminated, and to the knowledge of Universal there is no threat to do so.

               (ii) There are no existing defaults or events of default, real or claimed, or events (including the sale of the Purchased Shares) which with notice or lapse of time or both would constitute material defaults under any Universal Contract.

               (iii) There are no Universal Contracts relating to Universal's Business or the assets of a Universal Entity with any director or officer of any Universal Entity, any Stockholder, or any person with a greater than 5% ownership interest in Universal's Common Stock, or with any person related to any such person or with any company or other organization in which any director, officer of any Universal Entity, any Stockholder, or any person with a greater than 5% ownership interest in Universal's Common Stock or anyone related to any such person, has a direct or indirect financial interest, excluding less than a 5% interest in any Company listed on a national or regional stock exchange or on the NASDAQ market.

               (iv) No Universal Entity is subject to any contract or agreement: (i) that contains covenants limiting the freedom of any Universal Entity to compete in any line of business in any geographic area; (ii) that requires any Universal Entity to share any profits, or requiring any payments or other distributions based on profits, revenues cash flows or referrals; (iii) pursuant to which third parties have been provided with products that can be returned to any Universal Entity in the event they are not sold; or (iv) that otherwise has had or would reasonably forseeably have a Material Adverse Effect.

               (v) There are and have been no referral agreements, discounts, rebates, kickbacks, or referral payments or fees made or paid by any Universal Entity in violation of any Rule.

3.12     Leases.

         (a) Real Property. No Universal Entity owns any real property. Except as set forth in the Disclosure Memorandum, no Universal Entity leases any real property. Universal has delivered to Gainor true, correct, and complete copies of the following with respect to each parcel of real property listed or described in the Disclosure Memorandum: each lease and option to purchase (if any) with respect to such property to which a Universal Entity is a party and any surveys in

Universal's possession with respect to such property. Except for Permitted Encumbrances and other matters set forth in the Disclosure Memorandum, to the knowledge of Universal no real property leased or used by any Universal Entity is subject to (i) any governmental decree or order (or threatened or proposed order known to such Universal Entity) to be sold, condemned or otherwise taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record which would have a material adverse effect on Gainor's use of such property. All such leases shall be transferred and assigned as required herein, and shall remain in full force and effect immediately following such transfers and assignments; provided, however, that the Universal Entities make no representations with respect to the effect any conduct by Gainor may have on the effectiveness of any such lease.

         (b) Other Property. The Disclosure Memorandum contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements with a total annual lease payment in excess of $10,000 pursuant to which any Universal Entity leases any property (other than real property) from others. Except as set forth in the Disclosure Memorandum, the Universal Entities' possession of such property has not been disturbed, nor has any claim been asserted against the Universal Entities adverse to its rights in such leasehold interests. All such leases that are required to be capitalized by the Accounting Standards have been so accounted for in the Universal Financial Statements, and such leases are identified as capital leases in the Disclosure Memorandum. Except as set forth in the Disclosure Memorandum, all such leases to which a Selling Company is a party are fully assignable to Gainor and shall be assigned to Gainor at the Closing and all of such leases to which a Purchased Company is a party will remain in full force and effect after Closing. No lease will be adversely affected by its assignment to Gainor, the transfer of the Purchased Shares or otherwise by the consummation of the transaction contemplated herein.

3.13     Permits.  Except as set forth in the Disclosure Memorandum:

         (a) The Universal Entities and their employees (as applicable), hold all permits, licenses, franchises and authorizations from governmental and regulatory authorities as are necessary to conduct Universal's Business in the manner in which it has been and is being conducted (the "Universal Permits"), true, complete and correct copies of which Universal Permits are contained in the Disclosure Memorandum, including but not limited to the following:

               (i) a list of all states from, in or to which any Universal Entity mails prescription drugs, a description of any governmental permits or licenses held by any Universal Entity required to do so or regarding the use of the mails in any of these states, and a statement as to where such mailings are made;

               (ii) all medical, healthcare, and pharmacy related permits, licenses, franchises and authorizations from governmental and regulatory authorities, including DEA numbers and/or approvals, and Medicare, MediCal, and any Medicaid agency supplier or provider numbers and the Universal Entity which uses such number(s);

               (iii) all approvals, certifications, or licenses granted by the FDA (including 510(k)'s), with a description of the device or procedure so approved; and

         (a) all approvals by or participation in private accrediting agency programs, evidence of which has been provided to Gainor.

         (b) True, correct and complete copies of all correspondence regarding any material adverse information concerning any of the Universal Permits, all material notices concerning any of the Universal Permits, and other material information concerning the Universal Permits are contained in the Disclosure Memorandum, including but not limited to the following:

               (iv) all material documents relating to any governmental agency surveys, investigations and inspections regarding any Universal Entity or Universal's Business, the Universal Entity's response to any deficiency or other problem noted, and copies of all documents regarding any such problem or deficiency;

               (v) all material correspondence with the Health Care Financing Administration, any state Medicaid agency or any fiscal intermediary relating to the filing or auditing of any Medicare and Medicaid cost reports or any actions or claims relating to recoupment, penalties, offsets or other material adverse actions relating to reimbursement;

               (vi) all current marketing materials and other material communications with referral sources or patients.

               (vii) all pricing and billing policies and procedures and documentation permitting an audit of a sample of claims made to Medicare, MediCal, and any Medicaid agency programs.

               (viii) all correspondence with any licensing or permitting agency in any state or the federal government referencing any noncompliance (whether because of an action or an omission) with any licensure or permitting requirement, any claims or charges past or pending against any Universal Entity, its officers, directors, employees, or, to Universal's knowledge, its agents, contractors or affiliates, alleging violations of applicable regulatory requirements including physician ownership or referral requirements of state or federal law;

               (ix) all court or agency orders, rulings, judgments or settlement agreements or evidence of other regulatory sanctions against any Universal Entity, its officers, directors or employees that relate to Universal's Business which would have a Material Adverse Effect;

               (x) all documents relating to investigations or material inquiries, including subpoenas or other material requests for information by governmental agencies and Universal's response;

               (xi) each of Universal's compliance programs or policies and documents relating to complaints, inquiries and internal investigations relating to possible regulatory compliance issues including physician ownership or referral requirements of state or federal law.

         (c) Except as set forth in the Disclosure Memorandum: all of the Universal Permits of the Selling Companies are fully transferable to Gainor, and none of the Universal Permits of the Purchased Companies will be terminated, canceled, revoked or otherwise materially adversely affected by the transactions contemplated herein. With respect to the Universal Permits of the Purchased Companies which will be terminated, canceled, revoked or otherwise materially adversely affected by the transactions contemplated herein, if any, all standards and conditions to be met by Universal necessary for the reissuance of such Universal Permits have been satisfied or obtained and will continue until the Closing to be satisfied by the operation of the Universal Entities.
No event has occurred that allows (nor after notice or lapse of time or both would allow) revocation or termination of any Universal Permit or would result in any other impairment of the rights of the holder of any Universal Permit.


         (d) The Disclosure Memorandum lists all physicians who had a direct or indirect ownership interest in Universal prior to the initial public offering of stock of Universal, which ownership interest would raise any issue under Stark II, and all physicians having any compensation or any referral arrangement with any Universal Entity. No Universal Entity is in or has committed any violation of any state or federal physician self referral law, including Stark II or the federal anti-kickback statute.

         (e) Each Universal Entity has all necessary certificates of medical need and benefit assignments as required to receive reimbursement from Medicare, Medicaid and MediCal and other third party payors for each of its customers who rely on third party payors for payment.

3.14     Labor Matters.

         (a) The Universal Entities are in substantial compliance with all Rules respecting employment and employment practices, terms and conditions of employment, wages and hours.

         (b) No Universal Entity is nor has been engaged in any unfair labor practice, and no unfair labor practice complaints against the Universal Entities are pending before the National Labor Relations Board or similar authority. There are no labor strikes or other labor trouble actually pending, or to the Knowledge of Universal being threatened against or affecting the Universal Entities; relations between management and labor are generally amicable; and there have not been, nor are there presently, to the knowledge of Universal, any attempts or plans to organize the Universal Entities' employees.

         (c) There is no agreement, arrangement or understanding between the Universal Entities and any trade union, any representative of any trade union or any bargaining agent in respect of any of the Employees.

         (d) No Universal Entity has done, nor omitted to, do any act or thing the doing or omissions of which is or could be a material breach of any term contained or implied in any agreement between the Universal Entities and any of the Employees, or of any provision of any arrangement, practice, custom or understanding (whether or not legally enforceable) between any trade union and the Universal Entities, which act or thing, or the omission thereof, would foreseeably result in any collective bargaining obligation.

3.15      Employees.

         (a) The Disclosure Memorandum sets forth as to each Employee: his or her name, the Universal Entity he or she works for, the location of employment, the date on which he or she was hired, the basic weekly or hourly rate of pay (separately listing any bonus), a true and correct estimate of each of the Employee's accrued sick leave entitlement up to the Closing Date, a true and correct estimate of each of the Employee's accrued vacation up to the Closing Date, and a true and correct estimate of all other benefits actually or continently accruing to any Employee as of the Closing Date. Except as set forth in the Disclosure Memorandum, no Universal Entity has any obligation to pay severance to any Employee under any circumstances, contingent or otherwise.

         (b) The Disclosure Memorandum sets forth as to each officer or other manager of any Universal Entity, the information described in subsection (a) above, as well as the current compensation rate (salary, bonus, commission or other) for each such person.

         (c)   All the items described in the preceding subsections (a) and
(b) which remain unpaid will have been accrued as liabilities of the Universal Entities as of the Closing Date and reflected on the Closing Balance Sheets.

         (d) Except as set forth in the Disclosure Memorandum, no Universal Entity has entered into any written employment agreement or any other material agreement with any Employee, for a fixed term or otherwise.

         (e) Since June 30, 1997, no Employee has received a raise out of the ordinary course of business, and no raises have been withheld in contemplation of the sale of Universal's business.

         (f) Except as set forth in the Disclosure Memorandum, during the last five years no significant accident or injury to an Employee has occurred at Universal Premises.

         (g) No Universal Entity or Stockholder has any reason to believe that any key Employee of any Purchased Company will voluntarily leave such Purchased Company in connection with the sale of the Transferred Assets to Gainor hereunder, other than due to the termination of a significant number of employees in connection herewith.

         (h) The Universal Entities have made available to Gainor all employment records for each Employee.

         (i) To Universal's knowledge, no Transferring Employee is under any obligation which would prevent or limit such employee from performing any duty in furtherance of Universal's or Gainor's Business, including without limitation any no-compete, no-hire, or non-solicitation obligation pursuant to any employment or other agreement with any party.

         (j) The Disclosure Memorandum contains a list of all licensed pharmacists, pharmacy assistants and physicians employed or engaged by or contracted with or by any Universal Entity, specifying the Universal Entity which employs such person, the type of license, all states or other governmental entities which have licensed such individual, the license number (if any), any employed physicians' DEA number and a list of all correspondence known to Universal relating to any adverse actions against any such persons, true, correct and complete copies of which are contained in the Disclosure Memorandum. All such persons are properly licensed by all applicable governmental and regulatory agencies with respect to their activities on behalf of the Universal Entities, and Universal has no Knowledge of any material problems or adverse actions regarding any such license. No Universal Entity or Stockholder has any reason to believe that any such licensed pharmacists, pharmacy assistants or physicians of any Purchased Company will voluntarily terminate his or her employed, engagement or contracted with or by such Purchased Company in connection with the sale of the Transferred Assets to Gainor hereunder, for any reason other than due to the termination of a significant number of employees in connection herewith.

3.16    Employee Benefit Plans and Arrangements.

         (k) List of Plans and Obligations. The Disclosure Memorandum sets forth a complete and accurate list and description of all plans, arrangements, agreements, commitments, promises and other obligations of all the Universal Entities, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded and other obligations under which the Universal Entities have been, are or will be obligated to provide benefits to any current or former Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, of such Universal Entity whether during their employment with such Universal Entity or after the termination of such employment (the "Plans" and the "Beneficiaries", respectively).

         (l) Compliance. All of the Plans have been maintained, funded and administered in substantial compliance with all Rules, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Internal Revenue Code of 1986, as amended and all final regulations and rulings related thereto. There are no penalties, fines, interest or Taxes related to the Plans due to any federal or state authority.

         (m) No Liabilities or Obligations. Except as reflected on the Interim Financial Statements, or as otherwise set forth on the Disclosure Memorandum, the Universal Entities have no liabilities or obligations to any Beneficiaries, governmental authorities or any other parties arising out of or relating to the Plans.

         (n) No Payments. Except as set forth in the Disclosure Memorandum, the consummation of the transactions contemplated by this Agreement will not
(i) entitle any Beneficiary to any severance pay, unemployment compensation or any other payment contingent upon a change in control or ownership of any Universal Entity or its assets or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any Beneficiary.

         (o) No Multi-Employer Plans. Except as set forth in the Disclosure Memorandum, none of the Plans is a multi-employer plan, as defined in Section 3(37) of ERISA.

3.17 Environmental Matters.

         (p) No Universal Entity has been at any time in, and no condition or event has occurred in relation to Universal's Business which with notice or the passage of time or both would constitute a material violation or contravention of any Environmental Law or any licenses, approvals, consents, permissions or permits issued under any Environmental Law.

         (q) Universal Premises are not contaminated nor are they in such condition as to justify or lead any government or semi-government body to issue any notice, direction or order requiring clean-up, decontamination, remedial action or making good under any Environmental Law.

         (r) There are no circumstances whatsoever affecting Universal Premises or Universal's Business or operations conducted by or on behalf of the Universal Entities in connection with Universal's Business which may give rise to a claim by any third party arising from property damage or personal injury or death caused by any Hazardous Material of whatever nature caused or contributed to in whole or in part by the Universal Entities or Universal Premises, operations or business of the Universal Entities.

         (s) Except as set forth in the Disclosure Memorandum: (i) there are no Hazardous Materials in, on or under Universal Premises; (ii) there are no current and there have not been any past releases of Hazardous Materials from or onto Universal Premises that are or were subject to regulation under any Environmental Law, or that may make the Universal Entities or Gainor subject to an action under any Rule, or liable in tort or under a common law public or private nuisance action; and (iii) Universal Premises and all activities conducted thereon have complied with all applicable Environmental Laws. Neither the Universal Entities nor, to the knowledge of the Universal Entities, anyone related to the Universal Entities, directly or indirectly, has indemnified any other party with respect to transportation, storage or use of Hazardous Materials.

         (t) The Universal Entities have obtained from all governmental, local and other relevant authorities or agencies all necessary licenses or other authorizations required under the Environmental Laws in relation to the carrying on of Universal's Business. Except as set forth in the Disclosure Memorandum, all such licenses and authorizations have been granted on the basis that they are unconditional and do or did not require the undertaking or performance by the Universal Entities of any obligation of any nature (including, without limitation, any obligation to make any payment of any nature to any person), remain in full force and effect and permit the carrying on by the Universal Entities of the Universal Entities' Business and all activities related thereto on the basis disclosed to Gainor, and at least at the same level of activity as has existed in relation thereto over the period of one year prior to the date hereof. No Universal Entity has any knowledge that any such permit, license or authorization is in the process of being terminated or revoked or knows of any reason why any such license, permit or authorization should or could be terminated or revoked.

         (u) No Universal Premises has and no Universal Entity has or has ever had responsibility for or control of any underground storage tank or other underground storage facilities.

         (v) Except as set forth in the Disclosure Memorandum, no building or other improvement on Universal Premises contains any asbestoscontaining materials.

         (w) Except as set forth in the Disclosure Memorandum, Universal Premises do not contain any PCBs in any form.

3.18 Insurance Policies. The Disclosure Memorandum sets forth a complete and accurate list and description of all insurance policies in force naming any Universal Entity, or any employees thereof in their capacity as such, as an insured or beneficiary or as a loss payable payee, or for which any Universal Entity has paid or is obligated to pay all or part of the premiums. Except as set forth in the Disclosure Memorandum, the Universal Entities have not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and the Universal Entities are in compliance with all material conditions contained therein. Except as set forth in the Disclosure Memorandum, there have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth in the Disclosure Memorandum.

3.19 Events After June 30, 1997. Except as set forth in the Disclosure Memorandum, since June 30, 1997, each Universal Entity has conducted its business only in the ordinary course, consistent with reasonable past practices, and has not:

         (x) suffered any material property or casualty loss, or aived any material right;

         (y) made any changes in officer, director or employee compensation, or paid any other bonus, except in the ordinary course of business and consistent with reasonable past practice;

         (z) lost a major customer or vendor or received a notice of nonrenewal from a major customer or vender, suffered a material deterioration in any relationship with any third-party payor or any other significant relationship or experienced any other Material Adverse Effect;

         (aa) made any change in any method, practice or principle of financial or tax accounting;

         (bb) made any sales on terms (including but not limited to discounts, extended payment terms and other incentives) inconsistent with reasonable prior practices;

         (cc) entered into any commitment or transaction resulting in a Material Adverse Effect ;

         (dd) realized a material asset (or material group of assets) or reduced a material liability (or material group of liabilities) related to a transaction with a customer or supplier that was not authorized by the customer or supplier;

         (ee) failed to maintain the Universal Financial Statements and its books of account in accordance with the Accounting Standards;

         (ff) sold, assigned, transferred or encumbered any of its assets or affected the carrying value of any its liabilities, including without limitation any commercial agreements, or entered into any arrangement to purchase assets and/or assume liabilities (except in each case as required in the ordinary course of business);

         (gg) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business and consistent with reasonable past practice;

         (hh) made any distribution or declared or paid any dividends to any stockholders, received any capital contribution, or redeemed, purchased or otherwise acquired any shares;

         (ii) made any payment of cash or any transfer of other assets, to any shareholder or affiliate thereof, or paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits;

         (jj) failed to perform in all material respects its obligations under the Universal Contracts;

         (kk) failed to manage working capital components (including cash, receivables, other current assets, trade payables and other current liabilities) in a fashion consistent with reasonable past practice, including failing to sell inventory and other property in an orderly and prudent manner or failing to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

         (ll) failed to use commercially reasonable efforts to increase its sales in a profitable manner, enhance its financial position, address market changes, preserve its business, keep available the services of its present employees, and preserve the goodwill of its customers, suppliers and others having business relations with it; or

         (mm)  agreed to take any action described in this Section 3.24.

3.20 Copies Provided to Gainor. Universal has delivered to Gainor true, correct and complete copies of each of the contracts, agreements, instruments, other documents, material notices and correspondence listed in the Disclosure Memorandum.

3.21 Brokers. No broker or finder has acted on behalf of any Universal Entity or Stockholders in connection with this Agreement and the transactions contemplated hereby, and neither the Universal Entities nor any Stockholder has made any other agreement to pay any agent, finder, broker or any other representative any fee or commission in the nature of a finder's or originator's fee arising out of or in connection with the subject matter of this Agreement.

3.22 Public Filings. All registration statements, periodic reports, and other material filed by Universal with the Securities and Exchange Commission (the "SEC"), and all press releases issued by Universal, as of the respective dates thereof were true and correct in all material respects in light of the circumstances in which they were made, and accurately portrayed the then current business and status of Universal, and all financial statements filed with the SEC as of the respective dates thereof were true and correct in all material respects, were prepared in accordance with generally accepted accounting practices, and fairly presented Universal's financial position as of the dates thereof and the results of Universal's operations for the periods covered thereby. Except as set forth in the Disclosure Memorandum, no changes have occurred which would make any such materials filed with the SEC, press releases or financial statement untrue or misleading in any material respect.

3.23 Proxy Statement. The Proxy Statement (including any amendments and supplements thereto) will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the SEC thereunder and shall not when filed with the SEC or mailed to the stockholders of Universal contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, provided that Universal makes no representation with respect to disclosures concerning Gainor based on information provided by Gainor for inclusion in the Proxy Statement.

3.24 Adverse Information. No Universal Entity, nor any Stockholder, has withheld information about any conditions, facts or circumstances that have had or reasonably could be expected to have a Material Adverse Effect.

3.25 Other Information. No representation, warranty or statement made by any Universal Entity or Stockholders in this Agreement, the Disclosure Memorandum or any other document or instrument furnished to Gainor in connection with the transactions contemplated herein, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein in light of the circumstance in which they were made not misleading.

                                      ARTICLE 1B
                            REPRESENTATIONS AND WARRANTIES
                                    OF STOCKHOLDERS

To induce Gainor to execute, deliver and perform this Agreement, and in acknowledgment of Gainor's reliance on the following Warranties, each of the Stockholders hereby severally represents and warrants to Gainor as follows as of the date hereof and as of the Closing.

3B.1 Power and Authority of Stockholders. Each Stockholder has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such of the Stockholders and constitutes each Stockholder's legal, valid and binding obligation, enforceable in accordance with its terms except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights generally or by general principles of equity. The execution and delivery of this Agreement by each Stockholder, the consummation of the transactions contemplated herein by such Stockholder, and the performance of the covenants and agreements of the Stockholders, will not, with or without the giving of notice or the lapse of time, or both, (i) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any material mortgage, indenture, contract, lease, license, permit, instrument, trust document, or other agreement, document or instrument to which such Stockholder is a party or by which the Stockholders or any of their properties may be bound; (ii) violate any Rule, the result of which would have a Material Adverse Effect.

3B.2 Warranties of the Universal Entities. To Stockholder's Knowledge, of the Stockholders, the Warranties of the Universal Entities in Article 3A hereof are true and correct in all material respects and none of such Warranties omits to state a material fact necessary to be stated therein in order to make any such Warranty in light of the circumstances in which they were made not misleading.

                               ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF GAINOR

4.26 To induce Universal, the Universal Entities and the Stockholders to execute, deliver and perform this Agreement, and in acknowledgment of each of their reliance on the following representations and warranties, each of Gainor Acquisition and Gainor Management hereby jointly and severally represent and warrant to each of the Universal Entities and each of the Stockholders as follows as of the date hereof and as of the Closing:

             (a) Gainor Acquisition is a corporation duly organized and validly existing under the laws of Georgia and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

             (b) Gainor Management is a limited liability company duly organized and validly existing under the laws of Georgia and has all requisite power and authority, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets.

             (c) Each of Gainor Acquisition and Gainor Management has obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to execute and perform under this Agreement and to authorize and permit Gainor Acquisition to purchase all of the Transferred Assets. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, by Gainor Acquisition and Gainor Management have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of Gainor Acquisition and Gainor Management required to take such action and will not, without the giving of notice or the lapse of time, or both (i) violate or conflict with any of the provisions of the Articles of Incorporation, bylaws or other governing documents of Gainor Acquisition or Gainor Management; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Gainor Acquisition or Gainor Management is a party or by which it or any of their respective properties may be bound; (iii) violate any Rule.

             (d) This Agreement has been duly and validly executed by each of Gainor Management and Gainor Acquisition and constitutes each such party's legal, valid and binding obligation, enforceable in accordance with its terms, except to the extent that its enforceability is limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors rights generally or by general principles of equity.

4.27 Proxy Statement. None of the information relating to Gainor to be supplied by Gainor for use in the Proxy Statement, at the time the Proxy Statement is filed with the SEC and when mailed to the stockholders of Universal, will contain any untrue statement of a material fact or will omit to state a material fact necessary to be stated therein in order to make the statements contained therein in light of the circumstances in which they were made not misleading. If at any time prior to the Closing Date, an event or circumstance relating to Gainor or any of their officers, directors or stockholders occurs that should be set forth in an amendment or supplement to the Proxy Statement, Gainor shall promptly inform Universal.

1.10 Financial Matters. The Gainor Financial Statements, as provided to Universal, including the footnotes thereto are complete, have been prepared in accordance with the Accounting Standards, consistently applied, and fairly present the financial position of Gainor Management as of the dates thereof and the results of its operations for the respective periods thereof.

                                    ARTICLE 5
                        CONDUCT OF BUSINESS PRIOR TO CLOSING

Pending the Closing or earlier termination of this Agreement in accordance with its terms, each Universal Entity will operate and conduct its Business diligently and only in accordance with reasonable prior practices and will not make or institute any material changes in its methods of purchase, sale,
management, distribution, marketing, accounting or operation.   Pursuant
thereto and not in limitation of the foregoing:

5.1 Financial Statements; Financial Position. Each Universal Entity shall maintain its financial statements in accordance with the Accounting Standards, use reasonable efforts to maintain each Universal Entity's financial position, and use commercially reasonable efforts to maintain each Universal Entity's revenues in a profitable manner.

5.2 Working Capital. Each Universal Entity shall manage its working capital, including cash, receivables, other current assets, trade payables and other current liabilities, in a profitable manner consistent with reasonable past practices, including by maintaining adequate reserves of inventory to fulfill customer orders, and paying outstanding obligations, trade accounts and other indebtedness as they come due in accordance with reasonable and prudent past practices.

5.3 Maintenance of Assets, Permits Business. Each Universal Entity shall maintain its assets in their present state of repair (ordinary wear and tear excepted), and shall use its reasonable best efforts to keep available the services of its employees, to continue to perform in material compliance with its obligations under the Universal Contracts and to preserve the goodwill, if any, of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations. Each Universal Entity shall maintain all Universal Permits and shall obtain any permit or license required to conduct any of Universal's Business prior to the Closing.

5.4 Notice of Disputes. Universal shall promptly advise the Designated Official of the details of any material disputes, claims, actions, suits or proceedings pertaining to or otherwise materially adversely affecting Universal's Business, affairs, assets or contracts.

5.5 No Action without Consent. No Universal Entity shall take any of the following actions after the date of this Agreement and prior to Closing or termination of this Agreement without the prior written consent of the Designated Official:

             (a) sell, assign, transfer or otherwise dispose of any material Transferred Asset or any material fixed asset of any Purchased Company except in the ordinary course of business consistent with past practice;

             (b) dispose of any other asset of a Universal Entity except in the ordinary course of business consistent with reasonable past practices;

             (c) subject any material asset of any Universal Entity to a material Encumbrance, other than a Permitted Encumbrance;

             (d) materially affect the carrying value of any existing liability or enter into any arrangement to assume liabilities (except as required in the ordinary course of business);

             (e) purchase or commit to purchase any capital asset for a price exceeding $25,000;

             (f) enter into any leasing arrangement for any real or personal property where the annual payments will exceed $25,000;

             (g) enter into or modify any contractual arrangement with directors or officers or any material contract with any manager, employee or consultant;

             (h) increase or announce any increase of any salaries, wages or benefits for directors, officers, managers or employees, or hire, commit to hire or terminate any employee (except in the ordinary course of business, including but not limited to anniversary date salary or wage increases consistent with reasonable past practice);

             (i) amend any of its Charter Documents (other than as set forth in the Proxy Statement or required by law);

             (j) issue, sell or repurchase any of its shares, or make any change in its issued and outstanding shares, or issue any warrant, option or other right to purchase shares or any security convertible into its shares, or redeem, purchase or otherwise acquire any shares, or declare or pay any dividends or make any other distribution with respect to its shares except pursuant to obligations set forth in the Disclosure Memorandum;

             (k) incur, assume or guarantee any material obligation or liability for borrowed money, except for repayments, and reborrowings under Universal's revolving credit facility with Health Partners Funding, L.P., or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding, except in the ordinary course of business consistent with past practice;

             (l) cancel any material debts owed to it, except for consideration deemed fair and reasonable by the Board of Directors of the appropriate Universal Entity;

             (m) amend or terminate any material agreement, including any employee benefit plan or any insurance policy, in force on the date hereof;

             (n) solicit or entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of its shares;

             (o) make any material changes in accounting methods, principles or practices;

             (p) do any act, omit to do any act or permit any act within its control which will cause a material breach or untruth of any Warranty, or a material breach of any obligation contained in this Agreement or contained in any material contract;

             (q) issue substitute share certificates to replace certificates which have been lost, misplaced, destroyed, stolen or are otherwise irretrievable, unless an adequate bond or indemnity agreement has been duly executed and delivered to the Universal Entity (with the exception of Universal);

                  (r) enter into any material contract or commitment except in the ordinary course of business consistent with reasonable past practice;

                  (a) take any action which would have an adverse effect on any Universal Permit; or

                  (s) Agree to take any of the prohibited actions described in this Section 5.5.

                                     ARTICLE 6
                              COVENANTS OF THE PARTIES

6.1      Cooperation.   The Universal Entities and Stockholders, on the one
hand, and Gainor, on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, at any time and from time to time after the Closing, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreasonable unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow Gainor to operate Universal's Business after Closing in the manner in which it was operated before the Closing.

6.2      Access.   Prior to the Closing, Universal shall (i) provide Gainor
and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information as Gainor may from time to time reasonably request with respect to the Universal Entities and the transactions contemplated by this Agreement; (ii) provide Gainor and its designees complete access to the books, records, offices, personnel, counsel, accountants and actuaries of Universal as Gainor or its designees may from time to time reasonably request; and (iii) permit Gainor and its designees to make such inspections of Universal Premises and Universal Properties as Gainor may reasonably request. No such investigation shall limit or modify in any way Universal's Entities or any Stockholder's obligations with respect to any breach, inaccuracy or untruth of its representations, warranties, covenants or agreements contained herein; provided, that if in the course of their investigation, Gainor or its Affiliates shall, prior to the Closing, discover any such breach, inaccuracy or untruth, they shall, in good faith disclose the same to Universal prior to the Closing; provided, further, that the failure of Gainor so to disclose same before Closing shall not limit or modify such obligations of the Universal Entities or Stockholders unless such failure was deliberate and in bad faith. Any information so furnished by Universal or any Stockholder shall be true, correct and complete in all material respects and shall not contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein not materially misleading.

6.3      Interim Financials.   As promptly as practicable after each regular
monthly accounting period after September 30, 1997, and prior to the Closing Date, the Universal Entities shall deliver to Gainor periodic financial reports in the form which it customarily prepares for its internal purposes and, if available, consolidated and consolidating unaudited statements of the financial position of the Universal Entities as of the last day of each month and consolidated and

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

consolidating statements of income, cash flow and stockholders' equity of the Universal Entities for each such month.

6.4      Records.   The Stockholders shall provide to Gainor, as soon as is
reasonably practicable after the Closing, copies of any and all files, records or other data in their possession or under their control in respect of or relating to the operation of Universal's Business.

6.5      Use of Universal Name.   From and after the Closing, each Selling
Company, the Stockholders and Universal's directors, officers, employees, agents and representatives shall cease to use the name of any of the Universal Entities (with the exception of Clinishare Diabetes Centers, Inc. and Physicians Support Services, Inc.) or any of the trademarks, service marks, or trade names listed in Section 3.15 of the Disclosure Memorandum (or any variation thereof) for any business purpose, except as employees or agents of Universal or Gainor, for the benefit of Universal or Gainor. Each Selling Company (with the exception of Clinishare Diabetes Centers, Inc. and Physicians Support Services, Inc.) shall within 60 days after Closing either change its name to a name that is not confusing with the current name or dissolve. In the Proxy Statement, Universal shall seek its stockholders' approval to change its name.

6.6      Expenses.   Whether or not the expenses are incurred before or after
the Closing, each of the expenses incurred by Gainor, Universal, any other Universal Entity and any Stockholder in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees, commissions, and expenses of agents, representatives, counsel, accountants, brokers and finders, shall be paid by the party that incurred such expenses. Without limiting the generality of the foregoing, Universal shall be responsible for the payment of any fees, commissions or expenses of any broker or finder engaged by Universal, any other Universal Entity or Stockholders; and any expenses of Universal, or any other Universal Entity, including but not limited to expenses related to agents, representatives, counsel, accountants, brokers or finders.

6.7      Tax Matters.

             (a) Universal shall pay all Taxes arising from or relating to the sale of the Purchased Shares to Gainor Acquisition and the other transactions contemplated by this Agreement.

             (b) Universal shall file and control any returns required to be filed by the Selling Companies after the Closing Date. Gainor shall have the right to review and comment on such returns before they are filed.

             (c) Each of the Selling Companies, on the one hand, and Gainor, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods prior to the Closing. The Selling Companies and Gainor shall cooperate with each other in the conduct of any Tax audit or other proceedings involving any Universal Entity for such periods. In connection with any such audit or other proceeding Gainor, upon Universal's request and at their expense, shall provide Universal copies of all notices, correspondence, demands, assessments and other documents generated in connection with such audit or other proceeding, all of which information shall remain subject to Section 6.12 below. Universal shall also have the right to discuss the status of such audit or other proceeding with Gainor's representatives and, with prior written notice to Gainor, with the applicable taxing authorities involved. All of such activities by Universal shall be conducted in a manner so as not to adversely impact the best interests of Gainor or the Purchased

Companies; provided that notwithstanding the above, Universal shall at all times be permitted to act as required by law and to dealhonestly and accurately with all applicable taxing authorities and in its preparation for submissions to such Authorities without being in violation ofthis subsection (c).

     (a) Universal, on the one hand, and Gainor, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to the Universal Entities as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

     (d)  Section 338(h)(10) Elections and Forms.

          (i)  Universal and Gainor shall jointly make all Section 338(h)
     (10) elections in accordance with applicable Tax Rules on a timely basis and as set forth herein. Universal and Gainor will supply in advance to one another copies of all correspondence filings or communications (or memoranda setting forth the substance thereof) to be sent or made by Universal and Gainor or their respective representatives to be sent or made by Universal or Gainor or their respective representatives to or with the Internal Revenue Service and other taxing authority relating to any Section 338(h)(10) elections. Universal and Gainor agree to report the transfer of the Purchased Shares under this Agreement consistent with any Section 338(h)(10) elections, and shall take no position contrary thereto unless required to do so by applicable Tax Rules pursuant to a "determination" (as described in Section 1313 of the Code).

          (i) Gainor shall be responsible for the preparation and filing of all Section 338 forms in accordance with applicable Tax Rules and the terms of this Agreement and Gainor shall deliver such forms and related documents to Universal at least forty (40) days prior to the date such
     Section 338 forms are required to be filed under applicable Tax Rules for Universal's review and approval (such approval not to be unreasonably withheld). If reasonably acceptable to Universal, Universal shall execute and deliver to Gainor such documents or forms as are reasonably requested by Gainor and are required by any Tax Rules to properly complete the Section 338 forms, no more than twenty (20) days after the date such documents or forms are requested by Gainor.

          (ii) Universal and Gainor will allocate the Purchase Price as computed under applicable Treasury Regulations (or similar state law provisions), among the assets of the Purchased Companies for tax and accounting purposes in accordance with Universal and Gainor's joint reasonable determination before Closing.

     (e) Tax Payments. Universal shall pay or cause to be paid in a timely fashion all Taxes of the Selling Companies for which the Purchased Companies could be liable and for all Taxes of the Purchased Companies incurred prior to and through the Closing, including, without limitation, all Taxes attributable to the Section 338(h)(10) election, provided that with prior written notice to Gainor, Universal may take such extensions to tax filings and make such estimated interim payments as may be permitted under applicable Rules.

6.8 Survival of Representations and Warranties. Except as otherwise provided in this Section 6.8, the representations and warranties made by the parties to this Agreement or pursuant hereto shall survive for three years after the Closing.

             (a) The representations and warranties made by the Selling Companies and by the Stockholders in Sections 3.6, 3.10, 3.18, 3.21, or 3.22 shall survive Closing until 60 days following the expiration of all applicable statutes of limitation, and any extensions

              (b) thereof. The representations and warranties made by the Selling Companies in Section 3.11 shall survive the Closing until 60 days after all applicable actions, suits, investigations and proceedings are fully and finally resolved, as determined in accordance with Section 6.9(g)(iii).

              (c) The representations and warranties made by the Selling Companies and the Stockholders in Sections 3.1(a) and 3.2, 3.3, 3.4, and 3.5 related to the Purchased Companies and the Purchased Shares shall survive the Closing indefinitely.

              (d) The representations and warranties made by Gainor in Sections 4.1(a) and (b) shall survive the Closing indefinitely.

              (e) Subject to the two provisos in Section 6.2, the representations and warranties of the parties shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made.

              (f) The expiration of any representation or warranty shall not affect any parties' right to pursue any claim made prior to such expiration.

              (g) Notwithstanding the foregoing, any party may make a claim at any time based on fraud in connection with any representation or warranty.

6.9     Indemnification.

        (a) By the Selling Companies. From and after the Closing, each of the Selling Companies jointly and severally, shall indemnify, reimburse and hold harmless Gainor, the Purchased Companies, and any of their Affiliates, any successors or assigns for any and all direct or indirect claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses (including all reasonable attorneys' and accountants' fees and expenses) (hereinafter "a Loss" or "Losses"), as a result of or in connection with (i) any breach, inaccuracy or untruth of any Warranty, whether such breach, inaccuracy or untruth exists or is made on the date of this Agreement or as of the Closing; or (ii) any breach of or noncompliance by any Universal Entity or any Stockholder of any covenant or agreement of any Universal Entity or Stockholder contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement; or (iii) any action, enforcement action, charges, litigation, mediation or arbitration before any court, governmental or regulatory agency, mediator or arbitrator involving any Universal Entity, any Stockholder, or Universal's Business, arising from actions taken or facts existing before the Closing or arising out of or related to the transactions contemplated by this Agreement; or (iv) any liability of the Selling Companies other than the Gainor Assumed Liabilities; or (v) any of the Universal Assumed

        (b) Liabilities; or (vi) any Loss in connection with the Diabetes Self Care 401(k) Plan or any termination thereof; (vii) any Loss in connection with the trademark infringement claims related to (A) "USCI" (provided that Gainor makes no use of "USCI" after January 31, 1998) or (B) "Healthcare Management Solutions" arising out of the use of such mark prior to the Closing or the use of such mark after the Closing in the same manner and to the same extent it was used prior to the Closing.

         (c) By the Stockholders. From and after the Closing, each of the Stockholders severally shall indemnify, reimburse and hold harmless Gainor, the Purchased Companies, and any of their Affiliates, any successors or assigns for any and all direct or indirect claims, losses, damages, costs (including court costs) and expenses (including all reasonable attorneys' and accounts' fees and expenses), as a result or in connection with (i) any breach, inaccuracy or untruth of any representation or warranty made by the Stockholder in Article 3B hereof; or (ii) any breach of or noncompliance by the Stockholder of any covenant or agreement of the Stockholder contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement.


         (d) By Gainor. From and after the Closing, each of Gainor Management and Gainor Acquisition jointly and severally shall indemnify, reimburse and hold harmless the Selling Companies and the Stockholders, and any of their Affiliates, any successors or assigns for any and all direct or indirect claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses (including all reasonable attorneys' and accountants' fees and expenses) (hereinafter "a Loss" or "Losses"), as a result of or in connection with (i) any breach, inaccuracy or untruth of any warranty of Gainor, whether such breach, inaccuracy or untruth exists or is made on the date of this Agreement or as of the Closing; or (ii) any breach of or noncompliance by Gainor of any covenant or agreement of Gainor contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement; or (iii) any of the Gainor Assumed Liabilities.

          (e) Definitions. A person entitled to make a claim of indemnification hereunder shall be referred to as an "Indemnified Party". A person obligated for indemnification hereunder shall be referred to as an "Indemnifying Party".

          (f) Claim Threshold. Notwithstanding the foregoing, no claim for indemnification under Sections 6.8(a)(i) through (iv) or Sections 6.9(b)(i) and (ii) may be made by an Indemnified Party against an Indemnifying Party unless and until the cumulative total of all Losses suffered by such Indemnified Party exceeds or is reasonably expected to exceed $100,000 (the "Threshold"). Once Losses exceed the Threshold, the Indemnified Party suffering such Losses may recover all Losses. The foregoing limitation shall not apply to any Loss either intentionally caused by the Indemnifying Party or of which the Indemnifying Party had knowledge prior to the Closing.

           (g) Order of Remedies. No claim may be made by a Gainor Indemnified Party under this Section 6.9 against any Stockholder unless and until (i) there is no further amount available under the Note to set off against such claim, and (ii) Gainor has used reasonable efforts to collect such amount from Universal.

           (h)  Procedures.

                (i) The Indemnifying Party shall be entitled to defend any claim, action, suit or proceeding made by any third party against an Indemnified Party; provided, however, the Indemnified Party shall be entitled to participate in such defense with counsel of its choice and at its own expense, and if the Indemnifying Party does not provide a competent and vigorous defense then the Indemnified Party's participation shall be at the expense of the Indemnifying Party. The Indemnified Party shall provide such cooperation and access to its books, records and properties as the Indemnifying Party shall reasonably request with respect to such matter; and the parties shall cooperate with each other in order to ensure the proper and adequate defense thereof.

                 (ii) An Indemnified Party shall not settle any claim subject to indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.


                 (iii) With regard to claims of third parties for which indemnification is payable hereunder, such indemnification shall be paid by the Indemnifying Party (or amounts may be set off by the Indemnified Party) upon the earliest to occur of: (A) the entry of a judgment against the Indemnified Party and the expiration of any applicable appeal period, (B) the entry of an unappealable judgment or final appellate decision against the Indemnified Party, (C) the settlement of the claim, (D) with respect to indemnities for Tax liabilities, upon the issuance of any final resolution by a taxation authority, or (E) with respect to claims before any administrative or regulatory authority when the Loss is finally determined and not subject to further review or appeal; provided, however, the Indemnifying Party shall pay on the Indemnified Party's demand any cost or expenses reasonably incurred by the Indemnified Party in defending or otherwise dealing with such claim.

           (i) Notice of Claim. To seek indemnification hereunder, an Indemnified Party shall notify the Designated Official or the Universal Representative, as applicable, of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

            (j) No Prejudice. Nothing herein shall prevent an Indemnified Party from making a claim for a Loss hereunder notwithstanding its knowledge of the Loss or possibility of the Loss on, prior to, or after the Closing Date.

            (k) Other Rights. The indemnities granted hereunder are in addition to and not in substitution for any other right or remedy an Indemnified Party may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking any steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary, provided all claims for indemnification against Universal must first be satisfied by setting off against the Note.

            (l) Note Reduction. If a Loss is realized at any time during which any amount is outstanding under the Note, then an amount sufficient to cover such Loss shall be deducted from the then current outstanding principal balance of the Note as set forth in Section 2.7. Gainor shall give at least 20 business days prior written notice to Universal prior to setting off any amount hereunder. Universal shall have 10 business days to deliver written notice to Gainor of dispute of such claim. If Universal does not deliver such notice within such 10 business day period, then Universal shall be deemed to have agreed with such deduction. If Universal delivers such notice within such 10 business day period, the parties shall attempt to resolve any such dispute in good faith within 10 business days thereafter.

6.10 Casualty. The Universal Entities shall bear the risk of any loss or damage or destruction to any of the assets of a Universal Entity from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any significant portion of such assets as a result of fire, casualty, or other causes prior to the Closing, Universal shall immediately notify Gainor of the same in writing, stating with particularity the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement, and repair of such assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Gainor shall have the option, but not the obligation, exercisable within 15 business days after receipt of such notice from Universal to:

            a) Postpone the Closing until such time as such assets have been completely repaired, replaced, or restored;

            b) Elect to consummate the Closing and accept such assets in their "then" condition, in which event the appropriate Universal Entity shall assign to Gainor all rights under any insurance claim covering the loss and pay over to Gainor any proceeds under any such insurance policy theretofore received by Universal Entity with respect thereto; or

            c) If in the good faith opinion of Gainor the loss or damage materially adversely affects Universal's Business or the assets taken as a whole, terminate this Agreement, whereupon this Agreement shall be of no further force or effect and no party shall have any further rights, duties, or obligations hereunder except under Section 6.11.

6.11      Confidentiality.

          (a) The Universal Entities and the Stockholders shall hold in trust and confidence all Confidential Information, Trade Secrets and Inventions of Gainor and shall not use, divulge or communicate any Confidential Information, Trade Secrets or Inventions of Gainor to any Person other than those officers, employees, or professional advisors of Universal or any Universal Entity who have a need to know such information for the purpose of the completion of the transactions contemplated herein, or as specifically allowed by the Designated Official in writing, or which Universal is required to disclose pursuant to any law, regulation, or court or administrative order. Following the Closing, the foregoing restrictions shall also apply to all Confidential Information, Inventions and Trade Secrets of Universal and each Universal Entity and relating to Universal's Business.

           (b) Notwithstanding anything herein to the contrary, the provisions of Section D.7. of the Letter of Intent dated as of August 15, 1997 from Gainor to Universal shall continue in full force and effect through the Closing, or for a period of five years from any termination of this Agreement in accordance with its terms (and with respect to Trade Secrets, as long as such information remains a Trade Secret under applicable law).

            (c) "Confidential Information" means technical, business, financial and other information relating of Gainor, its Affiliates, Universal, any Universal Entity, or relating to relating to Gainor's Business or Universal's Business, regardless of the form or medium of storage, and whether originated or obtained by, or coming into the possession, custody, control or knowledge of the Universal, the Stockholders, or any of their Affiliates either alone or jointly; provided, however, "Confidential Information" shall not be deemed to include any information that is in the public domain at the time of disclosure, or enters the public domain through no fault of Universal or the Stockholders.

             (d) "Invention" means any invention, drawing, design, model, contrivance, structure, specification, improvement, discovery, creation, idea, concept, formula, process and other work or contribution related to the past, current or future business of Gainor, its Affiliates, Universal, or any Universal Entity, however developed, created, made discovered or conceived, and whether or not patented or patentable (whether by renewal or otherwise), protected by copyright, or otherwise protected or capable of protection by law anywhere.

             (e) "Trade Secrets" means any information about or regarding Universal, any Universal Entity, Gainor, any of its Affiliates, or Gainor's Business or Universal's Business, in whatever form, whether written down or not, which (i)derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and
(ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6.12      Noncompetition.

             (a) The Selling Companies and Stockholders acknowledge and recognize the highly competitive nature of Gainor's Business and accordingly agree that, to induce Gainor to consummate the transaction contemplated by this Agreement, each of the Selling Companies and the Stockholders shall not, for a period of five (5) years after the Closing Date: (i) engage directly or indirectly in any Competitive Business (as defined below) anywhere in the Restricted Territory (as defined below), whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business; (ii) solicit or accept business from anyone who is or becomes an active or prospective customer of Gainor or its Affiliates or who was an active or prospective customer of Universal or any other Universal Entity at or prior to the Closing Date; (iii) solicit for employment or hire any employee of Universal, any other Universal Entity, Gainor or its Affiliates; or (iv) attempt to do any of the things or assist anyone else in doing any of the things specified in subsections (i), (ii) or (iii) above. Notwithstanding the foregoing, the ownership or control of up to 1% of the outstanding securities of any company which has a class of securities traded on any national or regional stock exchange or on the NASDAQ market shall not be deemed a violation of this Section 6.12.

              (a) As used in this Section 6.12: (1) "Competitive Business" means and includes any business individual, corporation or other entity which is engaged wholly or partly in any business competitive with or in competition with Universal's Business, or Gainor's Business as conducted at the Closing; and (2) "Restricted Territory" means the entire United States.

               (c) Not later than the Closing Universal shall have obtained non-competition agreements from the Stockholders, directors and officers of the Universal Entities, containing terms substantially identical to the terms of this Section 6.12.

6.13 Funds Received After Closing. Any and all funds received by any Stockholder or Selling Company after Closing in respect of the Purchased Companies, the Transferred Assets or otherwise to Universal's Business transferred to Gainor shall be remitted to Gainor immediately upon receipt.

6.14 No Public Announcements. Prior to Closing, without the prior written consent of the other parties, neither Gainor, Stockholders nor any Universal Entity shall make any press release or other public disclosure, or make any statement to any customer, supplier or other person with regard to the transactions contemplated by this Agreement, except as may required by any applicable securities law or regulations; provided, however, that Universal may issue a press release and file such other reports and make such other disclosure as may be required by applicable securities law or the rules or regulations of NASDAQ or the Boston Stock Exchange upon execution of this Agreement. Universal shall provide Gainor with any such press release or other disclosure document prior to its release for Gainor's review and comment. After Closing, without the prior written consent of the Designated Official, neither the Selling Companies nor Stockholders shall make any press release or other public disclosure, or make any statement to any customer, supplier or other person with regard to the transactions contemplated by this Agreement, except as required by applicable securities law or regulations or the rules or regulations of NASDAQ or the Boston Stock Exchange without prior consultation with Gainor.

6.15 Acquisition Proposals. Prior to the Closing or termination of this Agreement, Universal Entities and Stockholders shall not, and shall not permit any officer, director, employee or agent of any Universal Entity or any Affiliate thereof (a) to solicit, initiate or encourage submission of proposals or offers, or accept any offers, from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, any Universal Entity (an "Acquisition Proposal"), or (b) to participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any Acquisition Proposal by any other Person.
 The Stockholders and the Universal Entities shall immediately notify Gainor if any Person makes an Acquisition Proposal.

6.16      Preparation Of The Proxy Statement; Company Stockholders Meeting.

          (a) As soon as practicable following the date of this Agreement, Universal, in consultation with Gainor, shall prepare and file with the SEC a preliminary Proxy Statement. All information in the Proxy Statement concerning Gainor shall be submitted to Gainor for its approval prior to filing with the SEC or mailing to stockholders. Universal shall use all reasonable efforts to respond to any comments of the SEC regarding the Proxy Statement. Universal will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Universal's stockholders as promptly as practicable. Universal will notify Gainor promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and Universal will supply Gainor with copies of all correspondence between Universal or any of its representatives and the SEC. The Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Universal shall promptly inform Gainor of such occurrences and shall use commercially reasonable efforts to promptly file with the SEC and/or mail to the stockholders of Universal such amendment or supplement. The Proxy Statement shall include the recommendation of the Board of Directors of Universal in favor of the transactions set forth herein. Universal shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the completion of the transaction hereunder and will pay all expenses incident thereto. Notwithstanding the foregoing, Universal shall not be required to mail the Proxy Statement to its Shareholders until (a) Gainor has received a commitment letter for the financing required to complete the transactions contemplated herein or (b) Universal is otherwise reasonably satisfied as to the terms and availability of such financing.

       (b) Universal will, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the stockholders of Universal), convene and hold a meeting of its stockholders (the "Universal Stockholders Meeting") for the purpose of obtaining such approval of the transactions set forth herein of Universal's stockholders as may be required by any Rule. Universal will, through its Board of Directors, recommend to its stockholder's approval of this Agreement and the transactions set forth herein and shall use all reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and such transactions and take all other reasonable action necessary or advisable to secure the vote of stockholders to obtain such approvals. Each of the Stockholders shall vote in favor of the transactions set forth herein, and against any proposal that would prevent the consummation of such transactions, at any stockholders meeting at which approval for such transactions is sought, and each Stockholder shall use his best efforts to cause the requisite number of the Universal stockholders to vote in favor of such transactions at any such meeting, and against any proposal that would prevent the consummation of such transactions, so that such transactions may be consummated.


6.17 Closing. Each of the parties shall use all reasonable efforts to close the transactions contemplated herein on or before January 15, 1997.

6.18 Post Closing Corporate Existence. Universal shall maintain its corporate existence and a minimum tangible net worth of $2 million (excluding the value of the Note) for at least five years following the Closing.

6.19 Termination and Break-Up Fee. Either party may terminate this Agreement upon (i) a material breach of the terms or conditions of this Agreement by the other party which breach is not cured within 10 days following written notice thereof to the breaching party or (ii) on or after March 30, 1998, provided, however, that no party may terminate this Agreement who is in material breach of the provisions hereof. In the event that the Closing does not occur for any reason not attributable to Gainor or its Affiliates, and within a year following the date of this Agreement either (a) a Person other than a Stockholder gains control of more than 15% of the issued and outstanding stock of Universal with the help, assistance, or approval of Universal, any Universal Entity, any of their management, any of their Boards of Directors, or any Stockholder, or (b) Universal or the Universal Entities or any of them merge, consolidate, or effect any other business combination with any Person, the result of which is that the current stockholders of Universal own less than 80% of the resulting entity or (c) Universal or the Universal Entities or any of them sell, lease or otherwise transfer all or 30% or more of their assets taken as a whole to any Person or Persons, then Universal shall pay to Gainor the sum of $2 million upon the consummation of any such transaction.

6.20 Collection of Accounts Receivable. Gainor shall use good faith reasonable commercial efforts to collect all trade accounts receivable of Universal purchased by Gainor hereunder, which efforts shall be at least as diligent as those used by Universal prior to the Closing.

6.21 Universal Permits. Each and all of the Universal Entities shall cooperate with and use its best efforts to assist Gainor, both in advance of the Closing and after the Closing, in maintaining or reapplying for any Universal Permits for Gainor's use after the Closing (without incurring any unreasonable expense).

6.22 Two Tiered Pricing Dispute. Notwithstanding anything herein to the contrary or in the terms of the Note, Gainor shall not be required to pay the principal amount of the Note below the amount then alleged to be owed to the State of California or any agency thereof with respect to the two-tiered pricing dispute between Universal and MediCal unless either (i) such claim has been paid in full and released, or (ii) Universal makes provisions acceptable to Gainor for payment of all such amounts or for reimbursement of Gainor in the event Gainor is required to pay such amounts or incurs any cost or expense related thereto. Any settlement of such dispute shall include terms and conditions reasonably acceptable to Gainor.

6.23 Financing. Gainor shall use all reasonable efforts to obtain financing necessary to consummate the transactions contemplated herein.

6.24 Fairness Opinion. Universal shall use all reasonable efforts to obtain a fairness opinion as described in Section 7.6.

6.25 Employees. Prior to the Closing, Universal shall hire, and the Purchased Companies shall terminate, all employees of the Purchased Companies designated by Gainor. Prior to the Closing, Diabetes Self Care, Inc. shall terminate its 401(k) plan and pay in full or discharge all liabilities associated therewith. Universal shall provide all notices and take all other actions required under the WARN act and any state law in connection with such transfers and subsequent termination of employees.

6.26 Permits. Universal consents to Gainor Acquisition making any and all necessary application for new permits, licenses and certifications, as may be required by any Rule and agrees to allow Gainor Acquisition to use and continue to use existing permits, licenses and certifications as may be allowed by

6.27 any Rule. Upon Gainor's request Universal will execute and deliver separate documents containing the consents and agreements given in the preceding sentence.

6.28 Unemployment Taxes. Universal shall reimburse Gainor, or Gainor may, at its option, reduce the amount of the Note (following the procedures set forth in Section 2.7), by the amount of any increase in premiums for unemployment insurance attributable to the termination of any employees in connection with the transactions set forth herein or any termination of former Universal employees by Gainor within 6 months of the Closing.

6.29 Accounts Receivable. Notwithstanding anything herein to the contrary, no third party payor accounts receivable of the Selling Companies shall be assigned to Gainor hereunder which may not be assigned under applicable regulations. Gainor shall collect all such accounts receivable on behalf of the Selling Companies, and shall keep such amounts as may be collected. Any accounts receivable received by the Selling Companies after the Closing shall be promptly forwarded to Gainor. Each of the Selling Companies agrees to execute and deliver to Gainor such powers of attorney and other documents as may be reasonably necessary to allow Gainor to collect and otherwise deal with such accounts receivable on the Selling Companies' behalf.

6.30      Managed Care and Third Party Payor Contracts.

             (a) Prior to the Closing, all agreements between any Selling Company and a managed care provider (including those listed in Section 3.13 of the Disclosure Memorandum) shall be assigned or transferred to USCI Healthcare Management Solutions, Inc., and the applicable Selling Companies shall obtain all applicable consents and approvals as may be required under such agreements to effect such assignments or transfers.


              (b) Prior to the Closing, all agreements between any Selling Company and a third party payor shall be assigned, transferred or re-executed with Diabetes Self Care, Inc., and the applicable Selling Companies shall obtain all applicable consents and approvals.

1.1 Customer Transfers. Prior to the Closing, Diabetes Self Care, Inc. shall obtain assignments of benefits for all patients and customers billed under the PCS, Inc. - West provider numbers, and as of the Closing Date, such customers and patients shall be billable under the provider numbers of Diabetes Self Care, Inc.

1.2 State Qualification. Each of the Purchased Companies shall be qualified to do business in all states in which they lease real property or have employees, or are otherwise required to have such qualifications, and each of the Purchased Companies shall pay all applicable taxes in such states, including all applicable late fees and penalties.

1.3 Consents. If any Universal Contract listed in the Disclosure Memorandum pursuant to Section 3.16 (a) hereof to which a Purchased Company is a party will terminate in accordance with its terms or otherwise be materially adversely affected due to the consummation of the transactions contemplated herein, including the transfer of the Purchased Shares, then the Universal Entities shall, prior to Closing, obtain such consents, approvals or waivers as may be required to prevent such termination or material adverse effect.

6.31 Release of Encumbrances. At or before Closing, Universal shall obtain releases of all Encumbrances on the Transferred Assets, and on any of the assets of the Purchased Companies, including UCC-3 termination statements, from HCFP Funding, Inc. and any other Person in whose favor any such Encumbrance exists, such releases to be in form and substance reasonably satisfactory to Gainor.

                                     ARTICLE 7
          CONDITIONS TO OBLIGATIONS OF SELLING COMPANIES AND STOCKHOLDERS

The obligations of Selling Companies to consummate the sale of the Transferred Assets hereunder shall be subject to the satisfaction (or waiver by Universal) at or prior to the Closing Date of each of the following conditions:

7.1 Representations, Warranties and Covenants. Each of the representations and warranties of Gainor contained in this Agreement shall be true in all respects as of the time of the Closing with the same force and effect as though made at that time; Gainor shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by it at or before the Closing; and Gainor shall have delivered to Universal a certificate, signed on behalf of each of Gainor Acquisition and Gainor Management by its President to all such effects.

7.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened before any court or governmental agency, which has resulted in the restraint or prohibition of Universal Entities or Stockholders, or in the reasonable opinion of counsel for Universal could result in the obtaining of material damages or other relief from Universal Entities or Stockholders, in connection with this Agreement or the consummation of the transactions contemplated hereby.

7.3 Opinion of Counsel to Gainor. Universal shall have received from counsel to each of Gainor Management and Gainor Acquisition an opinion dated the Closing Date in form and substance reasonably satisfactory to Universal and its counsel.

7.4 Required Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental preacquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers. The stockholders of Universal shall have approved the consummation of the transactions contemplated herein at the meeting of stockholders called for such purpose.

7.5 Execution and Delivery of Documents. Gainor Acquisition and Gainor Management shall have executed and delivered all the documents required herein to be executed and delivered by them; and all other agreements, certificates and other documents delivered by Gainor to Universal hereunder shall be in form and substance reasonably satisfactory to counsel for Universal.

7.6 Fairness Opinion. The Board of Directors of Universal shall have received an opinion, in form and substance reasonably satisfactory to the Board, of an investment bank advisor or other Person acceptable to the Board to the effect that the consideration to be received by the Selling Companies hereunder is fair to Universal and it stockholders, from a financial point of view.

7.7 No Material Adverse Change. Gainor shall not have suffered any material adverse change since September 30, 1997 in its business or financial condition as a whole.

                                  ARTICLE 8
                    CONDITIONS TO OBLIGATIONS OF GAINOR

The obligations of Gainor to be performed hereunder shall be subject to the satisfaction (or waiver by Gainor) at or before the Closing of each of the following conditions:

8.1 Representations, Warranties and Covenants. Each of the representations and warranties of the Universal Entities and Stockholders contained in this Agreement shall be true in all respects as of the time of the Closing with the same force and effect as though made at that time; the Universal Entities and Stockholders shall have performed and complied in all respects with the respective covenants and agreements set forth herein to be performed or complied with by it at or before the Closing; and the Universal Entities and each Stockholder shall have delivered to Gainor a certificate, signed on behalf of each Universal Entity by its President, and by each Stockholder to all such effects. Notwithstanding the foregoing, Gainor may not fail to perform hereunder in the event that the Universal Entities fail to comply with their obligations in Section 6.29, 6.30 or 6.32 in any immaterial respect, provided that (a) all agreements required to be assigned under Section 6.29 producing revenue in excess of $30,000 have been assigned,
(b) 90% of the patients and customers required to be transferred under
Section 6.30 have been transferred, (c) all consents required under Section
6.32 for agreements with value in excess of $30,000 have been obtained, and
(d) the Universal Entities and the Stockholders have used their best efforts to comply with such provisions and any request of Gainor with respect to performance under any such provision.

8.2 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened before any court or governmental agency, which has resulted in the restraint or prohibition of Gainor, or in the reasonable opinion of counsel for Gainor could result in the obtaining of material damages or other relief from Gainor, in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.3 Opinion of Counsel to Universal. Gainor shall have received from counsel to each Universal Entity and Stockholders an opinion dated the Closing Date in form and substance reasonably satisfactory to Gainor and its counsel.

8.4 Execution and Delivery of Documents. The Universal Entities and Stockholders shall have executed and delivered all the documents required herein; and all other agreements, certificates and other documents delivered by the Universal Entities and Stockholders to Gainor hereunder shall be in form and substance reasonably satisfactory to counsel for Gainor. Edward T. Buchholz shall have executed the Employment Agreement and delivered it to Gainor.

8.5 No Material Adverse Change. No Universal Entity shall have suffered any material adverse change since September 30, 1997 in its business, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent or otherwise), reserves or operations.

8.6 Required Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect. All applicable governmental preacquisition filing, information furnishing and waiting period requirements shall have been met or such compliance shall have been waived by the governmental authority having authority to grant such waivers. The stockholders of Universal shall have approved the consummation of the transactions contemplated herein at the meeting of stockholders called for such purpose.

8.7 Other Necessary Consents and Approvals. Each Universal Entity shall have obtained any approval of its stockholders required by any Rule, all consents, approvals and estoppels required under any material Universal Contract, all consents and approvals listed in the Disclosure Memorandum, and all other consents and approvals, the failure of which to obtain would have a material adverse effect on Universal's Business as conducted by Gainor following the Closing or the Transferred Assets at any time after the Closing. With respect to each such consent, approval and estoppel, Gainor shall have received written evidence, reasonably satisfactory to Gainor, that such consent, approval or estoppel has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

8.8 Encumbrances. All of the Transferred Assets and all of the assets of the Purchased Companies shall be free and clear of all Encumbrances at the Closing other than Permitted Encumbrances, if any.

8.9 Payment of Sales Tax Claim. Universal shall have paid in full all amounts owed to the State of California relating to any claim for sales taxes due, including those referenced by the California State Board of Equalization as SR-AC 402029-010, and Gainor shall have received adequate proof and assurance of such payment.

8.10 Completion of Financing. Gainor Acquisition shall have completed the financing of the purchase of the Transferred Assets on terms satisfactory to Gainor in its sole discretion.

8.11 Permits. Gainor shall be satisfied that it can obtain or that Universal can transfer all permits necessary to the continued conduct of Universal's Business following the Closing.

                                     ARTICLE 9
                                   MISCELLANEOUS

9.1 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier or express mail service or by postage pre-paid certified or registered mail, return receipt requested (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication), by personal delivery, or by fax with confirmation of receipt to the following address or such other address of which a party subsequently may give notice to all the other parties:

To a Universal Entity
or Stockholders:  Universal Self Care, Inc.
                  11585 Farmington Road
                  Livonia, Michigan 48150
                  Attention:  Brian D. Bookmeier
                  Fax:  (313) 261-6511

                  And

                  Greenberg Trauig, Hoffman, Lipoff
                  Rosen & Quentel
                  153 East 53rd Street
                  New York, New York  10022
                  Attention:  Stephen A. Weiss
                  Fax:  (212) 223-7161

To Gainor or Gainor Acquisition:   Gainor Medical Management, LLC
                  2205 Highway 42 North
                  McDonough, Georgia 30252-0353
                  Attention:  Mark J. Gainor
                  Fax:  (770) 474-1600

                  And

                  Nelson Mullins Riley & Scarborough, L.L.P.
                  First Union Building
                  Suite 1400
                  999 Peachtree Street
                  Atlanta, Georgia 30309
                  Attention: Philip H. Moise
                  Fax:  (404) 817-6050

9.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of Gainor, neither Stockholders nor the Universal Entities may assign their rights, duties or obligations hereunder or any part thereof to any other Person. Gainor may assign its rights and duties hereunder in whole or in part (before or after the Closing) to one or more Affiliates, provided that Gainor Management may not assign its obligations relating to the Guarantee, nor the confidentiality nor indemnification provisions without the prior written consent of Universal.

9.3 Entire Agreement. This Agreement, the Disclosure Memorandum and all other certificates, schedules and other documents delivered pursuant thereto constitute the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede and are in full substitution of any and all prior agreements and understandings written or oral between the arties relating to such transactions.

9.4 Descriptive Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

9.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.6 Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

9.7 Governing Law, Jurisdiction and Venue. This Agreement is executed by the parties in, and shall be construed in accordance with and governed by the laws of the State of Georgia, and any dispute in relation hereto will be submitted to the Superior Court of Henry County, Georgia, or the U.S. federal District Court for the Northern District of Georgia.

9.8 No ThirdParty Beneficiaries. With the exception of the parties to this Agreement and the Indemnified Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement.

9.9 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

Each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.

GAINOR:
GAINOR MEDICAL MANAGEMENT, LLC        GAINOR MEDICAL ACQUISITION COMPANY


By:                                   By:
  _________________________________     ______________________________



  ________________________              ______________________________
  Print Name                            Print Name


  _________________________________     ______________________________
  Print Title                           Print Title


UNIVERSAL:
UNIVERSAL SELF CARE, INC.             CLINISHARE DIABETES CENTERS, INC.


By:                                   By:
  _________________________________     ______________________________



  _________________________________     ______________________________
  Print Name                            Print Name


  _________________________________     ______________________________
  Print Title                           Print Title

PHYSICIANS SUPPORT SERVICES, INC.          USC-MICHIGAN, INC.


By:                                   By:
  _________________________________     ______________________________



  _________________________________     ______________________________
  Print Name                            Print Name


  _________________________________     ______________________________
  Print Title                           Print Title


PCS, INC. - WEST                      DIABETES SELF CARE, INC.


By:                                   By:
  _________________________________     ______________________________



  _________________________________     ______________________________
  Print Name                            Print Name


  _________________________________     ______________________________
  Print Title                           Print Title




 USCI HEALTHCARE MANAGEMENT
 SOLUTIONS, INC.


 By:
  _________________________________

  _________________________________
  Print Name

  _________________________________
  Print Title

STOCKHOLDERS:



  _________________________________     ______________________________
  BRIAN D. BOOKMEIER                    EDWARD T. BUCHHOLZ



  _________________________________     ______________________________
  MATTHEW B. GIETZEN                    ALAN M. KORBY

                                   SCHEDULE A

Accepted Contracts

The lease for real property at 5946 Kester Avenue, Van Nuys, CA shall be assigned to Diabetes Self Care, Inc.

The lease for personal property with Target Equipment Leasing, Inc. dated February 27, 1996 shall be assigned to Diabetes Self Care, Inc.

The lease for personal property with Target Equipment Leasing, Inc. dated March 12, 1996 shall be assigned to Diabetes Self Care, Inc.

All agreements of the Selling Companies listed in Schedule 3.16(a).

Assigned Contracts

The leases for real property in North Hollywood, CA and 990 Highland Drive, Solana Beach, California shall be assigned to one of the Selling Companies.

The employment agreement between USCI Healthcare Management Solutions, Inc., and Edward Buchholz shall be assigned to Universal Self Care, Inc.

The employment agreement between Diabetes Self Care, Inc. and Tod Robinson shall be assigned to Universal Self Care, Inc.


Excluded Assets

Stock of the Selling Companies

All leases other than the leases for real property at 5946 Kester Avenue, Van Nuys, CA 91411

Intercompany receivables

Prepaid loan fees

Prepaid expenses

Deposits and other like kind assets

Goodwill and other intangible assets


Gainor Assumed Liabilities

Trade accounts payable and obligations under Accepted Contracts.

Transferred Accounts.

All bank accounts of the Selling Companies.

                                  Exhibit List

Exhibit A    Bill of Sale

Exhibit B    Contract Assignment Agreement

Exhibit C    Employment Agreement

Exhibit D    Gainor Assumption Agreement

Exhibit E    Trademark Assignments

Exhibit F    Universal Assumption Agreement

Exhibit G    Promissory Note

                                    Exhibit G


THE ISSUANCE OF THE SECURITIES EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND SUCH SECURITIES MAY NOT BE TRANSFERRED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND SUCH LAWS, OR PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION.

THIS NOTE IS SUBORDINATED TO CERTAIN SENIOR INDEBTEDNESS OF GAINOR (AS DEFINED BELOW) AND EACH HOLDER OF THIS NOTE, BY ACCEPTANCE HEREOF, SHALL BE BOUND BY THE SUBORDINATION AND OTHER PROVISIONS HEREOF.

THIS NOTE MAY NOT BE TRANSFERRED OR ASSIGNED, EXCEPT IN ACCORDANCE WITH THE TERMS OF SECTION 9 HEREOF.


                        CONVERTIBLE SUBORDINATED PROMISSORY NOTE

$20,000,000.00                                              ____________, 1997
Simple Interest 7.00%-8.00% Per Annum

    FOR VALUE RECEIVED, the undersigned, GAINOR MEDICAL MANAGEMENT, LLC, a Georgia corporation (together with its permitted successors and assigns, "Gainor"), promises to pay to the order of UNIVERSAL SELF CARE, INC., a Delaware corporation (together with its permitted successors and assigns, "Holder"), the principal sum of TWENTY MILLION AND 00/100 DOLLARS ($20,000,000.00), plus interest as provided herein, on and subject to the terms set forth herein. This
Note is made in accordance with Section 2.3(c) of the Asset Purchase Agreement dated November ___, 1997 by and among Gainor and Gainor Medical Acquisition Company, on the one hand, and Holder, Clinishare Diabetes Centers, Inc., Physicians Support Services, Inc., USC-Michigan, Inc., PCS, Inc. - West, Diabetes Self Care, Inc., USCI Healthcare Management Solutions, Inc., and certain of the shareholders of Holder on the other hand (the "Purchase Agreement").

    1.    Payment.

Subject to Section 3 below, the principal amount of this Note shall be paid in a single payment with all accrued and unpaid interest thereon no later than __________________ (the "Maturity Date"). Beginning on the date hereof, interest at a simple rate of 7.00% per annum through December 31, 1998 and 8.00% per annum thereafter shall accrue on the unpaid principal balance of this Note outstanding from time to time. On the first business day in each calendar quarter, commencing on January 2, 1998, Gainor shall pay to Holder the interest accrued hereunder in arrears. Interest shall be calculated based on a 365(6)-day year, for actual days elapsed. The principal amount of this Note may be adjusted as set forth in Sections 2.3, 2.5 and 2.7 of the Purchase Agreement, which adjustments may be made separately or with another adjustment, and all such adjustments shall be cumulative.

     2.   Default.

          For purposes of this Note, a "Default" shall occur whenever:

          (a) Gainor fails to pay any amount of principal of or interest on this Note when due hereunder and fails to cure its non-payment within 10 days after receiving notice from Holder of such failure.

          (b) Gainor shall commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect); file a petition seeking to take advantage as against its creditors of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts; consent to or fail to contest in a timely and appropriate manner any petition filed against Gainor in an involuntary case under such bankruptcy laws or other laws; apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of the property of Gainor; admit in writing its inability to pay its debts as they become due; make a general assignment for the benefit of creditors; or take any company action for the purpose of authorizing any of the foregoing.

          (c) A case or other proceeding shall be commenced against Gainor in any court of competent jurisdiction seeking relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustments of debts, or the appointment of a trustee, receiver, custodian, liquidator or the like of Gainor or of all or any substantial part of the assets, domestic or foreign, of Gainor, and such case, proceeding or appointment shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

Subject to Section 3 below, upon the occurrence and continuance of a Default, Holder may declare any or all of the unpaid principal balance and accrued interest under this Note to be immediately due and payable.


     3.   Subordination.

          (a) Notwithstanding any other provision in this Note to the contrary, Holder hereby agrees, to the extent so provided in this Section 3, that the indebtedness represented by this Note shall be subordinated and subject in all respects, including in right of payment to the prior indefeasible payment in full in cash or immediately available funds of all Senior Indebtedness. As used herein, the term "Senior Indebtedness" shall mean (i) the principal of, accrued and unpaid interest on and all fees and other amounts owing in connection with all indebtedness of Gainor for borrowed money in connection with its term loan or line of credit with ______________________, and (ii) all or any other indebtedness of Gainor for borrowed money from any bank, commercial finance company, factor, insurance company, SBIC or other institutional lender, or from a currently existing equity holder of Gainor.

          (b) No payment on account of principal, interest or other amount owing on this Note shall be made if, at the time of such payment or immediately after giving effect thereto, there shall have occurred and be continuing a default, with respect to any particular Senior Indebtedness, which default shall not have been cured or waived.

          (c) Upon any distribution of assets of Gainor, whether in cash, properties or securities, or any payment by Gainor or any liquidating trustee or to creditors in connection with any dissolution or winding up or assignment for the benefit of creditors or any total or partial liquidation or reorganization of Gainor, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or other similar proceedings, (i) all amounts then due upon all Senior Indebtedness (including all interest accruing thereon after the commencement of such proceeding, whether or not allowed or allowable as a claim therein) shall first be indefeasibly paid in full in cash, before any payment or distribution is made on account of this Note, (ii) any payment or distribution, whether in cash, property or securities which, but for the terms hereof, otherwise would be payable or deliverable in respect of the obligations owing under this Note, shall be paid or delivered directly to the holders of the Senior Indebtedness until all Senior Indebtedness is indefeasably paid in full in cash; (iii) Holder agrees not to initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Indebtedness or any liens and security interests securing the Senior Indebtedness; and (iv) Holder agrees to execute, verify, deliver and file any proofs of claim in respect of the obligations owing under this Note in connection with any such proceeding and hereby irrevocably authorizes, empowers and appoints the holders of the Senior Indebtedness as its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim upon the failure of Holder promptly to do so (and, in any event, prior to 10 days before the expiration of the time to file any such proof of claim) and (B) vote such claim in any such proceeding upon the failure of Holder to do so prior to 10 days before the expiration of the time to vote any such claim; provided, however, that the holders of the Senior Indebtedness shall have no obligation to execute, verify, deliver, file and/or vote any such proof of claim. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Section 3 shall continue to govern the relative rights and priorities of the holders of the Senior Indebtedness and Holder even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such proceeding and the provisions of this Section 3 shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such holder. In the event that, notwithstanding the foregoing, any payment or distribution of assets prohibited by the foregoing or by subsection (b) above shall be received by Holder before all Senior Indebtedness is indefeasibly paid in full in cash, such payment or distribution shall be received and held in trust for, and shall be promptly paid over or delivered to the holders of Senior Indebtedness or their representatives, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to indefeasibly pay all Senior Indebtedness in full in cash.

          (d) The rights of Holder shall be subrogated to the rights of the holders of Senior Indebtedness to receive payment or distributions of cash, property or securities of Gainor applicable to the Senior Indebtedness, provided, however, that no payment or distribution to the holders of the Senior Indebtedness pursuant to the provisions of this Note shall entitle Holder to exercise any rights of subrogation in respect thereof until the Senior Indebtedness shall have indefeasibly been paid in full in cash.

          (e) Until the Senior Indebtedness is indefeasibly paid in full in cash, Holder shall not take any collection or enforcement action with respect to amounts due hereunder (including (i) to demand, sue for or set-off any moneys, (ii) to initiate or participate with others in any such enforcement action, including the bringing of any proceeding described in Section 3(c) above and (iii) to accelerate this Note), except (i) with the express prior written consent of the holders of the Senior Indebtedness or (ii) after giving 180 days' prior written notice to the holders of the Senior Indebtedness that a default under this Note has occurred and is continuing, Holder may accelerate this Note and take such collection or enforcement action.

          (f) Gainor shall be permitted to modify the Senior Indebtedness, including increasing principal amounts owing and interest rate chargeable thereunder and changing the manner, amount and time for payments thereunder, and to incur additional indebtedness on a senior and/or secured basis at any time, without notice to Holder, provided, however that Gainor shall not extend the final maturity date of any Senior Indebtedness beyond the Maturity Date.

          (g) Holder hereby agrees to promptly notify the holders of the Senior Indebtedness in writing of each default by Gainor hereunder, and the cure thereof.

          (h) Holder agrees to execute an intercreditor or subordination agreement with terms and conditions consistent with the subordination provisions of this Note or otherwise reasonable under the circumstances, if required by the holders of the Senior Indebtedness, and to take all such other reasonable action as the holders of the Senior Indebtedness may request in order to enable such holders to enforce their rights hereunder.

          (i) The holders of the Senior Indebtedness may foreclose on their security interests securing payment of the Senior Indebtedness in any manner that they, in their sole discretion, may elect even though a higher price might have been obtained had such security interests been foreclosed upon in another manner. Holder waives any requirement that the holders of the Senior Indebtedness protest, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Gainor. The right of any present or future holder of Senior Indebtedness to enforce subordination of this Note pursuant to the provisions of this Section 3 shall not at any time be prejudiced or impaired by any act or failure to act on the part of Gainor or any such holder of Senior Indebtedness, including but not limited to any application of any sums by whomsoever paid or however realized to the Senior Indebtedness, or any amendment of the amount, manner, place or terms of payment of the Senior Indebtedness, or any extension of the time of payment of or renewal of the Senior Indebtedness, or any forbearance, waiver, consent, compromise, amendment, extension, renewal, or taking or release of security of or in respect of any Senior Indebtedness or by noncompliance by Gainor with the terms of such subordination regardless of any knowledge thereof with which such holders may have or otherwise be charged.

          (j) The holders of the Senior Indebtedness are hereby authorized to demand specific performance of the subordination provisions contained in this Note at any time when Holder shall have failed to comply with any of the subordination provisions contained in this Note applicable to it. Holder hereby irrevocably waives any defense based on the adequacy of a remedy at law which might be asserted as a bar to such remedy of specific performance.

          (k) Each current and future holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, shall be deemed to have acquired the Senior Indebtedness in reliance on the subordination provisions contained in this Note, which are made for the benefit of all such holders and their successors, assigns and participants, and in this regard all such holders shall be third party beneficiaries of this Note.

          (l) This Note shall not at any time be secured by the assets or properties of Gainor.

     4. Right of Set Off. Payment (and prepayment, if applicable) of all amounts due under this Note, including principal and interest, is subject to
(i) Gainor's right to setoff, against
principal and interest and all other amounts due hereunder, any amounts due to Gainor from Holder and/or another Selling Company (as defined in the Purchase Agreement) under their respective indemnification and other obligations under the Purchase Agreement, (ii) the provisions of Sections 2.3 and 2.5 of the Purchase Agreement concerning the adjustment in the principal amount of this Note under certain circumstances, (iii) the provisions of
Section 6.22 of the Purchase Agreement concerning Holder's potential liability in California for alleged two-tiered pricing practices, and (iv) the last sentence of this Section 4. This Note is subject to such rights and such other terms and conditions of the Purchase Agreement as may be applicable. Notwithstanding any other provision of this Note, Gainor shall not be obligated to make any payment hereunder that would reduce the principal outstanding hereunder below the aggregate amount of all outstanding, unpaid and unresolved claims for indemnification made by Gainor under Section 6.9 of the Purchase Agreement.

     5. Prepayment; Escrow. Gainor may prepay the principal hereof and interest hereunder in whole or in part at any time and from time to time without penalty or premium. If any such prepayment is made prior to the end of the three year period following the date hereof and would result in the principal amount outstanding under the Note to fall below $10 million, then part of such prepayment shall be placed in escrow to secure Holder's indemnification and other obligations under the Purchase Agreement, such that the amount of principal remaining outstanding under this Note and the amount in escrow total $10 million at all times. The amounts to be placed in escrow shall be placed with SunTrust Bank, Atlanta or another escrow agent acceptable to both Holder and Gainor pursuant to an escrow agreement with terms and conditions reasonably acceptable to each of Holder and Gainor. If Gainor elects to make such a prepayment and any amounts are so required to be placed in escrow, the parties shall negotiate in good faith to agree upon the terms and conditions of such escrow agreement as soon as possible following such election. All amounts remaining in escrow at the end of such three year period shall be released to Holder, except such amounts as may be required to cover outstanding claims by Gainor against amounts held in escrow.

     6.   Conversion of Note.

          (a) Conversion at Option of Holder. If Gainor shall at any time determine in its sole discretion to register the sale of any of its equity securities for its own account in a public offering on a firm commitment underwritten basis through one or more underwriters pursuant to an underwriting agreement between Gainor and such underwriters (an "Underwritten Public Offering"), then Gainor shall notify Holder in writing (the "Offering Notice") as soon as practicable but no less than 20 days prior to filing a registration statement for such Underwritten Public Offering, which Offering Notice shall include the most recent financial statements of Gainor and the most recent description of Gainor's business proposed to be included in the registration statement, and a copy of such other information available to Gainor and reasonably requested by Holder concerning the terms of the proposed Underwritten Public Offering. Within 10 business days after receipt of the Offering Notice, Holder may elect to convert this Note, in whole or in part, into the equity securities of Gainor offered pursuant to such Underwritten Public Offering (the "Conversion Shares"), contingent upon the closing of such offering. The number of Conversion Shares shall be determined by dividing the aggregate amount of this Note to be converted by the per share offering price of the equity securities actually offered in such Underwritten Public Offering. Notwithstanding the above: if the aggregate offering price of the securities offered in the Underwritten Public Offering is less than $25 million, and if the managing underwriter or underwriters determine that marketing or other factors so require, the underwriter and Gainor may limit the amount of this Note that may be converted under this
Section 6; and the conversion rights
of this Section 6 are subject to the provisions of Section 9 hereof concerning the sale, transfer or assignment hereof by Holder.

     (b) Conversion Procedures. Such conversion shall be made by delivery to Gainor of a written notice of Holder's election to convert this Note within 10 business days after receipt of the Offering Notice. Such conversion shall be deemed to have been made at the close of business on the date immediately prior to the commencement of such Underwritten Public Offering. No fractional shares of Common Stock shall be issued upon conversion of this Note, and in lieu thereof, Gainor shall pay to Holder the amount of outstanding principal that is not so converted. Upon the conversion of this Note, Holder shall surrender the Note, duly endorsed, at the principal office of Gainor. At its expense, Gainor shall, upon the closing of the Underwritten Public Offering, issue and deliver to Holder a certificate or certificates for Conversion Shares (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to Gainor), together with a check payable to Holder for any cash amount payable for fractional shares. Upon conversion of this Note, Gainor shall be forever released from all its obligations and liabilities under this Note, provided, however, that the obligations of Gainor set forth in Section 7 shall remain in effect.

          (c) Security Pledge. If any conversion hereunder is made prior to the end of the three year period following the date hereof and would result in the principal amount outstanding under the Note to fall below $10 million, or if any conversion hereunder is made at any time and would result in the principal amount outstanding under the Note to fall below the aggregate amount of all outstanding, unpaid and unresolved claims for indemnification made by Gainor under Section 6.9 of the Purchase Agreement, then a number of the Conversion Shares shall be pledged to Gainor to secure Holder's and/or the other Selling Companies' indemnification and other obligations under the Purchase Agreement, such that the amount of principal remaining under this Note and the value of the Conversion Shares so pledged (valued at the offering price) shall total the greater of $10 million or the aggregate amount of all such claims if conversion occurs during such three-year period, or the aggregate amount of all such claims if conversion occurs after such three-year period. Such shares shall be pledged pursuant to a pledge agreement with terms and conditions reasonably acceptable to each of Holder and Gainor, in any event providing that obligations of Holder to Gainor may be satisfied by Gainor's reacquisition of an appropriate number of the Conversion Shares, valued at the average of the closing market price for such shares during the five trading days prior thereto. The parties shall negotiate in good faith to agree upon the terms and conditions of such pledge agreement as soon as possible following the conversion election. All shares remaining under pledge at the end of such three year period shall be released to Holder, except such shares as may be required to cover outstanding claims by Gainor under the indemnification provisions of the Purchase Agreement.

     7.   Registration Rights.

          (a) Piggyback Registration. Not more than two times after the date of this Note, if Gainor determines to effect an Underwritten Public Offering and Holder has elected to acquire Conversion Shares through the conversion of all or any portion of this Note, Gainor will:

               (i) promptly give to Holder written notice of such Underwritten Public Offering (which shall include, to the extent available, a list of the jurisdictions in which Gainor intends to attempt to qualify the offer and sale of such securities under the applicable blue sky or other state securities laws); and

               (ii) use its reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any Underwritten Public Offering involved therein, all the Conversion Shares specified in a written request by Holder received by Gainor within ten days after such written notice is given. Any such request from Holder shall (i) specify the number of Conversion Shares requested to be included in such registration and
                     (ii) include an undertaking to provide all information and materials concerning Holder, to comply with all requirements hereunder concerning such Underwritten Public Offering, and to take any other actions reasonably requested by Gainor to enable Gainor to comply with the Securities Act, any applicable state securities law, and the applicable rules and regulations thereunder

           (b) Underwriting. The registration rights of Holder shall be conditioned upon Holder's participation in the Underwritten Public Offering, the inclusion of the Conversion Shares in the Underwritten Public Offering to the extent provided herein, and Holder's entering into an underwriting agreement in customary form with the underwriter or underwriters selected by Gainor for such Underwritten Public Offering.

          (c) Termination of Registration by Gainor. Notwithstanding any other provision herein, at any time before or after the filing of a registration statement in connection with such Underwritten Public Offering, Gainor may, in its sole discretion, abandon or terminate such registration without the consent of Holder.

          (d) Limitations on Rights. Gainor shall not be required to include the Conversion Shares in the securities covered by a registration statement on any form which limits the amount of securities that may be registered by the issuer or selling security holders if, and to the extent that, such inclusion would make the use of such form unavailable. In addition, the registration rights under this Section 7 are subject to the provisions of Section 9 hereof concerning the sale, transfer or assignment hereof by Holder.

          (e) Reduction of Rights. Notwithstanding any other provision herein, if the managing underwriter or underwriters determine that marketing or other factors require a limitation of the amount of securities to be offered in the Underwritten Public Offering, the underwriter and Gainor may limit the number of Conversion Shares to be included in any registration and Underwritten Public Offering.

          (f) Prohibition on Selling Stock During Underwritten Public Offering. In the event of an Underwritten Public Offering, Holder shall not sell any of the Conversion Shares, except to the underwriters in connection with such offering, during the period of distribution of the offered securities by the underwriters and the period in which the underwriting syndicate participates in the aftermarket. The securities registered under the terms of this Section 5 shall be subject to such restrictions on sale or lock up periods as may be required by the Underwriters.

          (g) Registration Expenses. Gainor shall pay, on behalf of Holder, all of the expenses in connection with the registration of the Conversion Shares as provided herein, including all registration, filing and NASD fees, and all fees and expenses of complying with securities or blue sky laws, but excluding any underwriting discounts and commissions and transfer taxes, if any, and any fees or disbursements of any counsel to Holder. In any registration, Holder shall pay for its own counsel, underwriting discounts and commissions, and transfer taxes.

          (h) Registration Procedures. In the case of any registration effected by Gainor in which the Conversion Shares are included pursuant to this Section 5, Gainor will, at its expense:

               (i) prepare and file with the Securities and Exchange Commission (the "Commission") a registration statement with respect to the Conversion Shares and use its reasonable efforts to cause such registration statement to become and remain effective for such period as may be reasonably necessary to effect the sale of the Conversion Shares under the plan of distribution chosen by Gainor for the Underwritten Public Offering;

               (ii) prepare and file with the Commission such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to correct any statements or omissions if, during the time when the prospectus is required to be delivered under the Securities Act of 1933 (the "Securities Act"), any event shall have occurred as a result of which the prospectus would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading;

               (iii) furnish to Holder a copy of any opinion letters which
                     Gainor shall provide to the underwriters pursuant to the underwriting agreement;

               (iv) furnish to Holder such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as Holder may reasonably request in order to facilitate the public offering of the Conversion Shares; and

               (v) use its reasonable efforts to register or qualify the Conversion Shares covered by such registration statement under such state securities or blue sky laws of such jurisdictions as the underwriters and Gainor determine appropriate.

          (i) Indemnification. In the case of a registration effected by Gainor pursuant to this Section 5 in which Conversion Shares are included:

               (i) Gainor agrees to indemnify and hold harmless Holder against any and all losses, claims, damages or liabilities to which Holder may become subject under the Securities Act or any other statute or common law, and to reimburse Holder for any reasonable legal or other expenses incurred by it in connection with the investigation of any claims and defense of any actions, insofar as any such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, any prospectus contained therein, or any amendment or supplement thereto, or in any blue sky application, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the indemnification contained in this subsection shall not (A) apply to such losses, claims, damages, liabilities or actions arising out of, or based upon, any such untrue statement or alleged untrue statement, or any such omission or alleged omission, if such statement or omission was made in reliance upon and in conformity with information furnished to Gainor by Holder for use in connection with the preparation of the registration statement or any prospectus contained in the registration statement or any such amendment thereof or supplement thereto; or (B) inure to the benefit of any person to the extent such person's claim for indemnification hereunder arises out of or is based on any violation of such person of applicable law.

               (ii) Holder shall be obligated, in the same manner and to the same extent as set forth in subsection (i) of this
                     Section 5(i), to indemnify and hold harmless Gainor and each person, if any, who controls Gainor within the meaning of Section 15 of the Securities Act, and their directors and officers, with respect to any statement or alleged untrue statement in, or omission or alleged omission from, such registration statement, any prospectus contained therein, or any amendment or supplement thereto, or in any blue sky application, if such statement or omission was made in reliance upon and in conformity with information furnished to Gainor by Holder for use in connection with the preparation of such registration statement or any prospectus contained in such registration statement or any such amendment thereof or supplement thereto or blue sky application; provided, however, that the liability of Holder hereunder shall be limited to the proceeds received by Holder from the sale of Conversion Shares covered by such registration statement, amendment, supplement, prospectus or blue sky application, as the case may be.

               (iii) Each person to be indemnified pursuant to this Section 5 shall, promptly after its receipt of written notice of the commencement of any action against such indemnified person in respect of which indemnity may be sought from an indemnifying person under this Section 5, notify the indemnifying person in writing of the commencement thereof. The failure of any indemnified person to so notify an indemnifying person of the commencement of any such action shall relieve the indemnifying person from any liability in respect of such action which it may have to such indemnified person on account of the indemnity contained in this Section 5, but shall not relieve the indemnifying person from any other liability which it may have to such indemnified person. Upon notification of such an action as provided above, the indemnifying person shall be entitled to participate therein and, to the extent it may desire, jointly with any other indemnifying persons similarly notified, to assume the defense thereof, and after notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, the indemnifying person will not be liable to such indemnified person under this Section 5 for any legal or other expenses subsequently incurred by such indemnified person in connection with the defense thereof other than reasonable costs of investigation unless
                     (A) the indemnified party shall have employed counsel in an action in which the indemnified party and indemnifying party are both defendants and there is a conflict of interest between such parties that would prevent counsel from adequately representing both parties, or (B) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party.

     8. Representations, Warranties and Covenants of Holder. Holder hereby represents and warrants to Gainor as follows:

          (a) Restricted Securities. Holder understands that neither the issuance of this Note nor the issuance of the Conversion Shares will be registered under the Securities Act or the securities laws of any, in reliance upon exemptions from registration contained in the Securities Act and such laws, and that Gainor's reliance upon such exemptions is based in part upon the representations, warranties and agreements of Holder contained herein.

          (b) Investment Intent. Holder is acquiring this Note (and will acquire the Conversion Shares) for its own account and not for distribution or resale to others, and agrees that it will not sell or otherwise transfer this Note or the Conversion Shares except pursuant to an effective registration statement under the Securities Act and applicable state securities laws, or exemptions available therefrom.

          (c) Legend Requirement. Holder acknowledges that the certificates representing the Conversion Shares will contain a legend stating that the issuance thereof was not registered under the Securities Act or any state securities laws and referring to the above restrictions on transferability and sale. A notation will also be made in the records of Gainor so that transfers of such Conversion Shares will not be effected in the records of Gainor without compliance with these restrictions.

     9. Assignment. Neither party hereto shall have the right to sell, transfer or assign this Note or any rights or delegate any duties hereunder except with the express prior written consent of the other party, except that
(a) Gainor shall have the right to assign any rights or delegate any duties hereunder to any Affiliate (as that term is defined in the Purchase Agreement) who is a successor in interest to all or substantially all of its business or assets or to any other Affiliate provided that Gainor guarantees the performance of all obligations by such Affiliate hereunder, and (b) Holder may sell, transfer or assign this Note (in whole but not in part) to another person through a direct assignment or through a merger or consolidation with such other person upon at least 10 days prior written notice to Gainor, provided, however, that Holder may not sell, transfer or assign this Note to any person engaged in any business that is competitive with any business conducted by Gainor at the time of such sale, transfer or assignment. Any sale, transfer or assignment by either party, when permitted hereunder, shall be subject to all terms contained herein, and the buyer, transferee or assignee shall agree in writing to all terms and conditions contained herein. Subject to the restrictions on transfer contained herein and the proviso at the end of this sentence, the rights and obligations of Gainor and Holder shall be binding upon and benefit the successors and permitted assigns of such party; provided, however, that upon any sale, transfer or assignment of this Note by Holder, the provisions of Section 6 (Conversion of Note) and 7 (Registration Rights) hereof shall become null and void and the buyer, transferee or assignee shall not be entitled to any of the benefits thereof. This Note shall be deemed to be canceled, and all obligations of Gainor hereunder shall terminate, if, without the prior written consent of Gainor Holder attempts to distribute this Note or any interests therein to its security holders or liquidate.

     10. Amendment. Any provision of this Note may be amended or modified only upon the written agreement of Gainor and Holder.

     11. Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier or express mail service or by postage pre-paid certified or registered mail, return receipt requested (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication), by personal delivery, or by fax with confirmation of receipt to the following address or such other address of which a party subsequently may give notice to all the other parties:

To Holder:          Universal Self Care, Inc.
                    1158 Farmington Road
                    Livonia, Michigan 48150
                    Attention:  Brian D. Bookmeier
                    Fax:  (313) 261-6511

To Gainor :         Gainor Medical Management, LLC
                    2205 Highway 42 North
                    McDonough, Georgia 30252-0353
                    Attention:  Mark J. Gainor
                    Fax:  (770) 471-1600

                    And

                    Nelson Mullins Riley & Scarborough, L.L.P.
                    Suite 1400
                    999 Peachtree Street
                    Atlanta, Georgia 30309
                    Attention: Philip H. Moise
                    Fax:  (404) 817-6050

     12. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

     13. Governing Law. The provisions of this Note are to be governed by and construed according to the laws of the State of Georgia.

                             GAINOR MEDICAL MANAGEMENT, LLC


                             By:_______________________________
                                  Mark J. Gainor
                                  President

Consented and Agreed to:

UNIVERSAL SELF CARE, INC.


By: ________________________________
    Brian D. Bookmeier
    President